 EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND BETWEEN
Triumvirate Environmental, Inc.
and
Perma-Fix Environmental Services, Inc.

June 13, 2011

Table of Contents

ARTICLE I		2
1.1	Definitions	2
1.2	Other Defined Terms	7
ARTICLE II		9
2.1	Purchase of Stock	9
2.2	Purchase Price	9
2.3	Adjustment to Purchase Price	9
2.4	Collection of Accounts Receivable	11
2.5	Vehicle Condition	11
ARTICLE III		11
ARTICLE IV		12
4.1	Organization and Qualification	12
4.2	Authority; No Violation	12
4.3	Authorized and Outstanding Stock	12
4.4	Subsidiaries	12
4.5	Financial Statements	13
4.6	Absence of Undisclosed Liabilities	13
4.7	Absence of Certain Changes	13
4.8	Title to Company Stock; Condition of Assets	15
4.9	Real Estate	15
4.1	Accounts Receivable	16
4.1	Inventories	16
4.1	Intellectual Property	16
4.1	Trade Secrets and Customer Lists	17
4.1	Contracts	17
4.2	Customers	18
4.2	Compliance with Laws	19
4.2	Taxes	19
4.2	Employee Benefit Plans	20
4.2	Environmental Matters	22
4.2	Employees	23
4.2	Litigation	23
4.2	Insurance	24
4.2	Brokers	24
4.2	Intentionally Omitted	24
4.3	Records and Books	24
4.3	Transactions with Interested Persons	24
4.3	No Corrupt Practices	24
4.3	Disclosure of Material Information	25
ARTICLE V		25
5.1	Organization and Qualification	25
5.2	Authority; No Violation	25
5.3	Required Filings and Consents	26
5.4	Litigation	26
5.5	Brokers	26

ARTICLE VI		26
6.1	Covenants of Parent	26
6.2	Covenants of the Buyer	31
6.3	Confidentiality	31
6.4	Regulatory Approvals	32
6.5	Payment of Company’s Debts, Liabilities and Obligations	32
ARTICLE VII		32
7.1	Conditions to Obligations of Buyer	32
7.2	Conditions to Obligations of Parent	35
ARTICLE VIII		36
8.1	Termination of Agreement	36
8.2	Effect of Termination	37
ARTICLE IX		37
9.1	Survival of Representations and Warranties	37
9.2	Indemnification by Parent	38
9.3	Indemnification by the Buyer	38
9.4	Notice and Opportunity to Defend	38
9.5	Limitations on Certain Indemnification Obligations	40
ARTICLE X		41
10.1	Tax Indemnity	41
10.2	Tax Returns	42
10.3	Cooperation, Audits Tax Claims	43
10.4	Tax Sharing Agreements	43
ARTICLE XI		43
11.1	Fees and Expenses	43
11.2	Publicity and Disclosures	43
11.3	Notices	44
11.4	Successors and Assigns	44
11.5	Counterparts; Descriptive Headings; Variations in Pronouns	45
11.6	Severability; Entire Agreement	45
11.7	Intentionally Omitted	45
11.8	Course of Dealing	45
11.9	GOVERNING LAW	45
11.10	WAIVER OF JURY TRIAL	46

ii

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement (the “Agreement”), dated as of June 13, 2011, by and between Triumvirate Environmental, Inc., a Massachusetts corporation (the “Buyer”); and Perma-Fix Environmental Services, Inc., a Delaware corporation (“Parent”).

Parent owns one hundred percent (100%) of the capital stock of Perma-Fix of Fort Lauderdale, Inc., a Florida corporation (the “Company”).  This Agreement sets forth the terms and conditions upon which the Buyer will purchase from Parent one hundred percent (100%) of the issued and outstanding capital stock of the Company, for the consideration provided herein.

In consideration of the foregoing, the mutual representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  For the purposes of this Agreement, all capitalized words or expressions used in this Agreement (including the Schedules and Exhibits annexed hereto) shall have the meanings specified in this Article I, unless otherwise defined herein (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means (i) in the case of an individual, the members of the immediate family (including the individual’s spouse and the parents, siblings and children of the individual and/or the individual’s spouse) and any Business Entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, any of the foregoing individuals, or (ii) in the case of a Business Entity, another Business Entity or a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Business Entity.

“Business” means the activities carried on by the Company including, without limitation, its commercial fuel operations and waste oil removal and remediation services.

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York City, New York, are authorized or required by law to close.

“Business Entity” means any corporation, partnership, limited liability company, trust or other domestic or foreign form of business association or organization.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the regulations thereunder, and court decisions in respect thereof, all as the same shall be in effect at the time.

“Charter” means the Certificate of Incorporation, Articles of Incorporation or Organization or other organizational document of a corporation or limited liability company or other Business Entity, as amended and restated through the date hereof.

“Claim” means an action, suit, proceeding, hearing, investigation, litigation, charge, complaint, claim or demand.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, published Internal Revenue Service rulings, and court decisions in respect thereof, all as the same shall be in effect at the time.

“Compliance” or words of similar meaning shall mean the adherence to any and all applicable Legal Requirements.

“Current Assets” means the sum, as of the Closing Date, of the value of the Company’s cash and cash equivalents, prepaid expenses, inventory and other current assets as of the Closing Date (exclusive of restricted cash, prepaid insurance and Inter-Company Accounts), plus the amount of any outstanding trade or accounts receivable of the Company as of the Closing Date and for work performed as of the Closing Date but not yet billed as of the Closing Date collected by the Buyer or the Company during the one hundred twenty (120) day period following the Closing, provided that the amount of any outstanding accounts receivable of the Company as of the Closing for work performed as of the Closing Date but not yet billed as of the Closing Date collected by the Buyer or the Company after the expiration of the one hundred twenty (120) day period following the Closing will not be included for purposes of calculating the Current Assets.

“Current Liabilities” means, as of the Closing Date, the value of the Company’s accounts and trade payables, accrued expenses (exclusive of accrued income Taxes, Inter-Company Accounts and accrued reserves for environmental liabilities and all amounts in the PNC ZBA account), accrued compensation, and current and long term obligations under all of the Company’s equipment leases.

“Environmental Action” means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, Lien, notice of Lien, consent order or consent agreement pursuant to any Environmental Law or any Environmental Permit, including, without limitation, (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials, damage to the environment or alleged injury or threat of injury to human health or safety from pollution or other environmental degradation.

“Environmental Law” means any applicable federal, state and local laws, statutes, ordinances, rules and regulations relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or future danger to the environment.  The term "Environmental Law" includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: Title XXVIII, Chapter 376, Fla. Stat.; Title XXIX, Chapter 403 Fla. Stat.; Chapter 62-761, F.A.C., Underground Storage Tank Systems; Chapter 62-762, F.A.C., Aboveground Storage Tank Systems; Chapter 62-730, F.A.C., Hazardous Waste; Chapter 62-710, F.A.C., Used Oil Management; Chapter 62-621 F.A.C., Wastewater; Chapter 62-25 F.A.C., Stormwater; the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground Storage Tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act and any similar state and local laws or by-laws, the rules, regulations and interpretations thereunder, all as the same shall be in effect from time to time.

“Environmental Permit” means any permit, approval, license or other authorization, regardless of form or terminology, required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any similar or successor federal statute, and the rules, regulations and interpretations thereunder, all as the same shall be in effect at the time.

“ERISA Affiliate” means, for purposes of Title IV of ERISA, any trade or business, whether or not incorporated, that together with the Company, would be deemed to be a “single employer” within the meaning of Section 4001 of ERISA, and, for purposes of the Code, any member of any group that, together with the Company, is treated as a “single employer” for purposes of Section 414 of the Code.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any federal, state, regional or local government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

“Hazardous Materials” includes but is not limited to any and all substances biological and etiologic agents or materials (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, chlorinated solvents; polychlorinated biphenyls, lead, lead-based paints, radon, radioactive materials, flammables and explosives, any biological organism or portion thereof (living or dead), including molds or other fungi, bacteria or other microorganisms, or any etiologic agents or materials, and any other substance or exposure.

“Indebtedness” means all obligations, contingent or otherwise, whether current or long-term, which in accordance with GAAP would be classified upon the obligor’s balance sheet as liabilities (other than deferred taxes) and shall also include capitalized leases, guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, including any agreement to purchase or otherwise acquire the obligations of others or any agreement, contingent or otherwise, to furnish funds for the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

“Inter-Company Accounts” means certain inter-company balances between Parent and the Company, or between the Company and an Affiliate of Parent, including, without limitation, inter-company loans, accounts receivables and accounts payable as of the Closing Date.

“IRS” means the Internal Revenue Service and any similar or successor agency of the federal government administering the Code.

“Knowledge” or words of similar meaning shall mean when referring to Parent, the actual knowledge of any officer, director or member of management of Parent, after (1) discussions with John P. Lennon, Jr. and causing Mr. Lennon to review Sections 4.5 through and including 4.16, 4.18 through and including 4.22, 4.25, 4.27 and 4.28 of this Agreement, and (ii) due inquiry and examination of the books and records of the Company or Parent.

“Lien” means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, adverse claim by a third party, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing.

“Material Adverse Effect” means a material adverse impact or effect on the business, operations, assets, liabilities or condition (financial or otherwise) of the Company, or the occurrence of an event, circumstance or other matter that would reasonably be expected to have such material adverse impact or effect, provided, however, that any such impact or effect less than $25,000 individually or less than $50,000 in the aggregate for all such events, circumstances or other matters shall not be considered a Material Adverse Effect.

“Net Working Capital” means the difference between the Company’s Current Assets and Current Liabilities.

“Off-site Contamination” shall mean the following: any Release and/or threat of Release of Hazardous Materials occurring on or prior to the Closing (including, without limitation, any degradation byproducts) at, on, to, beneath, and/or under any property owned by a third-party, and any soil, groundwater, surface water, sediment, air on, under or above property owned by a third party which is impacted by any of the foregoing:  a Release and/or threat of Release occurring on or prior to the Closing as a result of the Company’s Business including the operations of its Predecessors on any premises owned or leased by the Company or its Predecessors in connection with conducting the Company’s Business and/or as a result of the Company’s actions occurring on or prior to the Closing, including the operations of its Predecessors as a treatment storage and disposal facility pursuant to the Resource Conservation and Recovery Act (RCRA) of 1976; 42 U.S.C. s/s 321 et seq. (P.L. 94-580) and/or as a result of the Company’s disposing, arranging for disposal or transporting Hazardous Materials in the conduct of the Company’s Business.

“Officer’s Certificate” means a certificate signed in the name of a corporation, partnership, association, trust or limited liability company by its President, Chief Executive Officer, Treasurer, Chief Financial Officer, General Manager or, if so specified, the Clerk, Secretary or officer appointed to execute on behalf of the partnership, association, trust or limited liability company, acting in his or her official capacity.

“Person” means any individual, firm, partnership, association, trust, corporation, limited liability company, governmental body or other entity.

“PBGC” means the Pension Benefit Guaranty Corporation, and any successor thereto.

“Port Services Waste Oil Collection and Processing Business” means the collection, processing and sales in the State of Florida of on-specification and off-specification waste oils generated by commercial maritime customers, such as Royal Caribbean Cruise Lines, which waste oil is collected at the ports in the State of Florida, as those terms are defined in and as those materials are regulated by 40 CFR Part 279 Standards for the Management of Used Oil and Chapter 62-701 F.A.C. Used Oil Management.

“Predecessor” means any Person who operated the Company prior to Parent’s ownership of the Company, if any.

“Purchase Documents” means this Agreement, the Stock Assignment and any other certificate, document, instrument, stock power, or agreement executed in connection therewith.

“Release” means any release, issuance, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property other than in Compliance with all Environmental Laws and Permits.

“Subsidiary” means, with respect to any Person (a) any corporation, association or other entity of which at least a majority in interest of the outstanding capital stock or other equity securities having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors, managers or trustees thereof, irrespective of whether or not at the time capital stock or other equity securities of any other class or classes of such corporation, association or other entity shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by such Person, or (b) any entity (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly at the date of determination thereof, has at least majority ownership interest.  For purposes of this Agreement, a Subsidiary of the Company shall include the direct and indirect Subsidiaries of the Company.

“Tax” means any federal, state, or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including, without limitation, any consolidated tax returns of the Company and its Affiliates,  including any schedule or attachment thereto, and including any amendment thereof.

“Waste Oil Collection and Processing Business” means the collection, processing and sales of on-specification and off-specification waste oils in the State of Florida not generated by commercial maritime customers, such as Royal Caribbean Cruise Lines as those terms are defined in and as those materials are regulated by 40 CFR Part 279 Standards for the Management of Used Oil and Chapter 62-701 F.A.C. Used Oil Management; except Waste Oil Collection and Processing Business shall not include the collection, processing, storage, or transportation and/or disposal of Hazardous Materials (except petroleum products and petroleum materials) or radioactive materials (“Waste Management Services”), or collection, processing, storage, sales or transportation and/or disposal of Used Oil collected by the Parent and its Affiliates while performing Waste Management Services.

1.2           Other Defined Terms.  For purposes of this Agreement, the following terms have the respective meanings set forth in the section opposite each term:

Term	Section

338(h)(10) Election	6.3(b)
2010 Financial Statements	4.5
Agreed Amount	9.4(b)
Agreement	Preamble
Arbitrator	2.3(a)
Basket Amount	9.5(a)
Business Relationship	6.1(f)
Buyer	Preamble
Buyer Indemnitees	9.2
Buyer Losses	9.2
Cap Amounts	9.5(b)
Claim Notice	9.4(a)
Claimed Amount	9.4(a)
Closing	Article III

Closing Balance Sheet	2.3(a)
Closing Date	Article III
Closing Net Working Capital	2.3(a)
COBRA	6.1(l)
Company	Preamble
Company Intellectual Property	4.12
Company Stock	2.1
Contested Amount	9.4(c)
Default	4.14
Disclosure Schedules	Article IV (Preamble)
EPA	4.19
Estimated Net Working Capital	2.3(c)
Financial Statements	4.5
Indemnifying Party	9.4(a)
Indemnitees	9.3
Large Customers	4.15
Large Suppliers	4.15
Legal Requirement	4.16(b)
Losses	9.3
Most Recent Financial Statements	4.5
Necessary Permits	4.16
Non-Solicitation Period	6.1(e)
Notice of Disagreement	2.3(a)
Parent	Preamble
Parent Indemnitees	9.3
Parent Losses	9.3
PCBs	4.19
Plan	4.18(iv)
Port Everglades Franchises	4.2
Primary Business Address	6.1(e)
Pre-Closing Tax Period	10.1(a)
Purchase Price	2.2
Repair Vehicles	2.5
Response Notice	9.4(b)
Restricted Party	6.1(e)
Straddle Periods	10.1(b)
Stock Assignment	7.1
Superior Offer	6.1(h)(ii)
Tax Claim	10.3(b)
WARN Act	6.1(l)

ARTICLE II

PURCHASE AND SALE OF COMPANY STOCK

2.1           Purchase of Stock.  Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants, agreements, undertakings and obligations contained herein, at the Closing, Parent agrees to sell to the Buyer and the Buyer agrees to purchase from Parent all of the issued and outstanding shares of the capital stock of the Company (the “Company Stock”), free and clear of any and all Liens, for the consideration set forth in Section 2.2 hereof, such that subsequent to the Closing Date, the Buyer shall own one hundred percent (100%) of the Company Stock.

2.2           Purchase Price.  Subject to adjustments that may be made in accordance with Section 2.3, the purchase price (the “Purchase Price”) to be paid by the Buyer to the Parent at the Closing for the Company Stock shall be Five Million Five Hundred Thousand Dollars ($5,500,000.00).  The Purchase Price shall be paid to the Company by wire transfer of immediately available federal funds.

2.3            Adjustment to Purchase Price.

(a)           Working Capital.  Within one hundred twenty (120) days following the Closing Date, the Buyer shall deliver to Parent a balance sheet of the Company (in its final and binding form, the “Closing Balance Sheet”) setting forth the Net Working Capital of the Company as of the close of business on the Business Day immediately preceding the Closing Date (the “Closing Net Working Capital”).  The Closing Balance Sheet shall include all Current Assets and Current Liabilities, together with all known adjustments required in a year-end closing of the books and, except as otherwise specified in this Agreement, shall be prepared in a manner consistent with past practices.  The Closing Balance Sheet will exclude any of the Company’s accounts receivable as of the Closing Date that are not collected within one hundred twenty (120) days after the Closing Date.  Parent shall cooperate with Buyer as reasonably requested in connection with the preparation of the Closing Balance Sheet.  The Closing Balance Sheet shall become final and binding upon the parties ten (10) days following the Parent’s receipt thereof, unless Parent shall give written notice of its disagreement with the calculation of the Closing Net Working Capital set forth in the Closing Balance Sheet (a “Notice of Disagreement”) to the Buyer on or prior to such date.  Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted.  If a timely Notice of Disagreement is received by Buyer, then the Closing Balance Sheet (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved by the Arbitrator.  During the thirty (30) days following delivery of a Notice of Disagreement, the parties shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  Following delivery of a Notice of Disagreement, Buyer and its agents and representatives shall review the Company’s and its representatives’ working papers relating to the Notice of Disagreement.

At the end of the thirty (30)-day period referred to above, the parties shall submit to binding arbitration before Grant Thornton in Boston, Massachusetts (the “Arbitrator”); provided Grant Thornton does not perform in any manner, and it has never performed in any manner, any auditing, accounting or other financial or consulting work on behalf of any of the parties hereto or their Affiliates, for review and resolution of all matters (but only such matters) which remain in dispute and which were properly included in the Notice of Disagreement, and the Arbitrator shall make a final determination of the Closing Net Working Capital in accordance with the guidelines and procedures set forth in this Agreement.  If Grant Thornton does not meet the above requirements, the Parent and the Buyer shall select in good faith another independent national accounting firm that has never performed any work for, or on behalf of, any of the parties hereto or their Affiliates, to act as the Arbitrator pursuant to the terms hereof.  In resolving any matters in dispute, the Arbitrator may not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Parent, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Parent, on the other hand.  The Arbitrator’s determination will be based solely on presentations made by Buyer and Parent and in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  The Closing Balance Sheet and the determination of the Closing Net Working Capital shall become final and binding on the parties on the date the Arbitrator delivers his final resolution in writing to the parties (which final resolution shall be delivered not more than forty-five (45) days following submission of such disputed matters). The fees and expenses of the Arbitrator, in making the final determination of the Closing Net Working Capital, shall be shared equally by the Buyer and the Parent.

(b)           Post-Closing Adjustment.  If the Closing Net Working Capital is greater than Five Hundred Twenty-Five Thousand Dollars ($525,000), then the Purchase Price shall be increased by the difference between the Closing Net Working Capital and Five Hundred Twenty-Five Thousand Dollars ($525,000) on a dollar for dollar basis, which amount will be paid to Parent by Buyer.  In the event the Closing Net Working Capital is less than Five Hundred Twenty-Five Thousand Dollars ($525,000), then the Purchase Price shall be decreased on a dollar for dollar basis by the difference between the Closing Net Working Capital and Five Hundred Twenty-Five Thousand Dollars ($525,000), which amount shall be paid by Parent to Buyer.  Any adjustment to the Purchase Price shall be made within three (3) Business Days after the Closing Balance Sheet becomes final and binding on the parties, by wire transfer to the Buyer or the Parent, as the case may be, in immediately available funds of the amount of such difference.

(c)           Estimated Net Working Capital.  Not more than ten (10) days prior to the Closing Date, the Parent shall prepare and deliver Buyer an estimate of the Net Working Capital as of the Closing Date (“Estimated Net Working Capital”), together with a list of the Company’s accounts receivable as of the date immediately prior to the date of delivery.  In the event that the Estimated Net Working Capital, as verified by Buyer, is less than ninety-five percent (95%) of Five Hundred Twenty-Five Thousand Dollars ($525,000), then Parent shall cause a sufficient amount of the Company’s account payables and accrued expenses to be paid in full prior to the Closing in such amount such that the Closing Net Working Capital will not be materially less than Five Hundred Twenty-Five Thousand Dollars ($525,000).  At Closing, the Parent shall cause the Company to provide the Buyer with documented evidence of the payment of such accounts payable pursuant to the foregoing sentence upon the payment thereof.

2.4           Collection of Accounts Receivable.   After the Closing Date, Buyer will exercise its commercially reasonable efforts to collect the accounts receivable existing as of the Closing Date and for work performed as of the Closing Date but not yet billed as of the Closing Date in order to minimize the amount of accounts receivable which remain uncollected one hundred twenty (120) days after the Closing Date without any requirement to incur third party expenses in collection efforts.  In the event that, after the one hundred twenty (120) day period commencing on the Closing Date, any of the Company’s accounts receivable existing as of the Closing Date and for work performed as of the Closing Date but not yet billed as of the Closing Date that remain outstanding, such accounts receivable and such receivables for work performed but not yet billed as of the Closing Date shall be assigned by the Buyer to Parent within one hundred twenty (120) days after the Closing and any proceeds from collection there from shall be retained by Parent.  In the event that the Buyer collects any of such assigned accounts receivable, Buyer shall hold in trust for and promptly pay to Parent any such collected amounts.  The Buyer hereby agrees that it shall not, and it shall cause the Company not to, take any action which would diminish or jeopardize the collectability of such assigned accounts receivable.

2.5           Vehicle Condition.  Buyer has inspected the Company’s vehicles and identified vehicles requiring certain repairs as of the date of this Agreement (the “Repair Vehicles”).  The Repair Vehicles and the identified repairs are set forth on Schedule 2.5.  Parent agrees that (i) prior to Closing it will complete the repairs to certain of Repair Vehicles that are identified on Schedule 2.5, attached hereto; and (ii) that if at Closing, any of the Repair Vehicles do not meet the minimum safety requirements set forth in 49 CFR 396 “Inspection Repair and Maintenance” of commercial motor vehicles (USDOT/ FMCSA) (the “Vehicle Condition Standards”), Parent will reimburse Buyer for any and all costs that Buyer may incur to remedy such condition so that each Repair Vehicle meets the Vehicle Condition Standards.  Following Parent’s completion of the repairs described on Schedule 2.5, Parent shall be under no obligation to reimburse Buyer for any cost to affect any additional repairs to any Repair Vehicle required due to normal wear and tear that may occur during the interim period between date of this Agreement and the Closing Date.

ARTICLE III

CLOSING

The closing of the transactions described herein (the “Closing”) shall take place at the offices of Posternak Blankstein & Lund LLP, The Prudential Tower, 800 Boylston Street, Boston, Massachusetts, 02199 at 9:00 a.m. on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII hereof, in each case, other than conditions which by their nature are to be satisfied at Closing (but subject to fulfillment or waiver of each such condition), or at such other place or time as the parties hereto may mutually agree.  The date and time at which the Closing actually occurs is herein referred to as the “Closing Date.”  For purposes of this Agreement, the effective time of the Closing means 12:01 a.m. est. on the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PARENT

Parent hereby represents and warrants to the Buyer as of the date hereof, that the statements contained in this Article IV with respect to the Company are true and correct, except as set forth in the Disclosure Schedules attached hereto (the “Disclosure Schedules”).  The Disclosure Schedules shall be arranged by Schedules corresponding to the numbered and lettered section and paragraphs contained in this Article IV, and the disclosures in any Schedule of the Disclosure Schedules shall qualify only the corresponding section or paragraph in this Article IV; provided, however, that a disclosure in a Schedule of the Disclosure Schedules shall be deemed to have been set forth in another Schedule of the Disclosure Schedules where such disclosure set forth in such other Schedule is specifically cross-referenced.

4.1           Organization and Qualification.  Each of the Company and Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.  The Company has full power and authority to own, use and lease its properties and to conduct its business as such properties are owned, used or leased and as such business is currently conducted and as it is proposed to be conducted.  The copies of the Company’s Charter and By-Laws, as amended to date, certified by its Secretary and delivered to the Buyer’s counsel prior to the Closing, are true, complete and correct.  The Company is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property or maintains inventories or where the conduct of its business would require such qualification, except where such failure to qualify does not result in a Material Adverse Effect.

4.2           Authority; No Violation.  Parent has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.  Assuming the accuracy of the representations and warranties of the Buyer herein, the execution, delivery and performance of this Agreement by Parent has been duly and validly authorized and approved by all necessary corporate action.  This Agreement constitutes the legal and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.  Assuming the accuracy of the representations and warranties of the Buyer, the entering into of this Agreement by Parent does not, and the consummation by each of Parent of the transactions contemplated hereby, including specifically the transfer of the Company Stock to the Buyer, will not violate the provisions of (a) any applicable federal, state or local laws, subject to the Buyer receiving any and all required consents and approvals under all Environmental Laws, the effect of which would have a Material Adverse Effect, (b) the Company’s Charter or by-laws, or (c) except as set forth on Schedule 4.2 attached hereto, any provision of, or result in a default or acceleration of any obligation under, or result in any change in the rights or obligations of the Company or under, any Lien, contract, agreement, license, lease, instrument, indenture, order, arbitration award, judgment, or decree to which the Company is a party or by which it is bound, or to which any property of the Company is subject, the effect of which would have a Material Adverse Effect.  Notwithstanding any provision of this Agreement to the contrary, Parent makes no representation or warranty that Buyer will or will not be required to obtain approvals, consents or new franchises under the Port Everglades Franchise Agreement, issued September 9, 2008, relating to vessel only oily waste removal services and/or the Port Everglades Franchise Agreement, issued May 29, 2011, relating to vessel sanitary waste removal (collectively, the “Port Everglades Franchises”).

4.3           Authorized and Outstanding Stock.  The authorized and issued capital stock of the Company is set forth on Schedule 4.3 attached hereto.  The Company does not have any treasury stock. Parent is the sole record and beneficial owner of all of the Company Stock, and none of the shares of Company Stock are subject to, or were issued in violation of, any purchase option, call option, right of first refusal or preemptive right, subscription right or any similar right. All of the shares of Company Stock were duly authorized, and are fully paid and no assessable.  There are no options, warrants or other agreements or rights to purchase any shares of capital stock or other securities of the Company authorized, issued or outstanding, nor is the Company obligated in any other manner to issue any shares of its capital stock or other securities, or any options, warrants or other rights to acquire such securities.  There are no voting trusts, voting commitments, proxies or other agreements or understandings to which the Parent is a party with respect to the voting of capital stock of the Company or the disposition by Parent of the Company Stock.

4.4           Subsidiaries.  The Company currently has no Subsidiaries.

4.5           Financial Statements.  Attached hereto as Schedule 4.5 are the following (i) unaudited balance sheets and statements of income as of December 31, 2010, for the Company (collectively, the “2010 Financial Statements”) and (ii) unaudited balance sheet and statement of income as of March 30, 2011, for the Company (the “Most Recent Financial Statements” and, together with the 2010 Financial Statements, the “Financial Statements”).  The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company, subject, in the case of the Most Recent Financial Statements, to normal year-end adjustments and the absence of footnotes and other usual presentation items.

4.6           Absence of Undisclosed Liabilities.  Except as set forth in the Most Recent Financial Statements and in Schedule 4.6 attached hereto, there are no liabilities of the Company, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of any other Person, or liabilities for Taxes due or then accrued or to become due) the effect of which would result in a Material Adverse Effect, except for liabilities which have arisen in the ordinary course of business of the Company since the date of the Most Recent Financial Statements or are otherwise disclosed in Schedule 4.6 attached hereto.

4.7           Absence of Certain Changes.  Except as otherwise disclosed in Schedule 4.7 attached hereto, since the date of the Most Recent Financial Statements there has not been:

(a)           any obligation or liability incurred by the Company, other than obligations and liabilities incurred in the ordinary course of business for an amount not more than $25,000 in each case or $50,000 in the aggregate;

(b)           any Lien placed on any of the Company’s properties or assets which remains in existence on the date hereof;

(c)           any contingent liabilities incurred by the Company with respect to the obligations of any other Person that would result in a Material Adverse Effect;

(d)           any purchase, sale, lease, assignment, transfer or other disposition, or any agreement or other arrangement for the purchase, sale, lease, assignment, transfer or other disposition, of a material amount of the Company’s properties or assets, other than purchases for and sales from inventory in the ordinary course of business, except for fixed assets purchased or other capital expenditures made in amounts not exceeding $25,000 for any single item and $50,000 in the aggregate for all such items or replacement of obsolete properties or assets;

(e)           any damage, destruction or loss, whether or not covered by insurance having a Material Adverse Effect;

(f)            any labor trouble or claim of unfair labor practices involving the Company having a Material Adverse Effect; any material change in the employment contracts of or compensation payable or to become payable by the Company to any of its officers, directors, employees, consultants or agents, or any bonus payment or arrangement made to or with any of such officers, directors, employees, consultants or agents; or any material change in coverage or benefits available under any Plan described in Section 4.18;

(g)           any material change with respect to the Company’s management or supervisory personnel;

(h)           any material obligation or liability incurred by the Company with respect to any loan, advance or commitment to lend by any bank, financial institution or institutional lender to any of the officers, directors, employees, consultants, agents or stockholders of the Company or to any other Person; or any material loans or advances made by the Company to any officers, directors, employees, consultants, agents or stockholders of the Company, except for normal compensation, professional fees and expense allowances payable to officers, directors, employees, agents and stockholders;

(i)            any material change in any contract, license, lease or agreement entered into by the Company which is outside the ordinary course of business or which obligates the Company for more than $25,000 in any one case or more than $50,000 in the aggregate;

(j)            any recapitalization or reorganization;

(k)           any amendment or other change (or any authorization to make such an amendment or change) to the Company’s Charter or by-laws, except as required by law or in connection with the consummation of the transactions contemplated hereby;

(l)            any postponement or delay in payment of any accounts payable or other liability of the Company involving more than $25,000 in any one case or more than $50,000 in the aggregate except in the ordinary course of business consistent with prior practices;

(m)           any cancellation, waiver, compromise or release of any right or claim either involving more than $50,000 or outside the ordinary course of business consistent with prior practices; or

(n)           any cancellation, termination, modification, or acceleration by any party to any contract, license, lease or agreement involving more than $60,000 to which the Company is a party or by which it is bound.

4.8           Title to Company Stock and Assets; Condition of Assets.  Except as set forth in Schedule 4.8 hereto, Parent has good and marketable title to the Company Stock and all of the Company’s properties and assets, free and clear of all Liens.  The sale and delivery of the Company Stock to Buyer pursuant hereto shall vest in Buyer good and marketable title thereto and to all of the Company’s  properties and assets, free and clear of any and all Liens, other than as disclosed in Schedule 4.8 hereto or as may be created by the Buyer.  The Company owns or leases all real, personal, tangible and intangible property and assets necessary for the conduct of the Business as presently conducted and as proposed to be conducted by it. Except as set forth in Schedule 4.8 hereto, all tangible properties and assets owned or leased by the Company are in good operating condition and repair, ordinary wear and tear excepted.

4.9           Real Estate.

(a)           Schedule 4.9(a) attached hereto lists and describes briefly all real property owned by the Company.  With respect to each such parcel of owned real property:  (i) the Company has good and marketable title to the parcel of real property, free and clear of any Lien, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not materially impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto, except as disclosed on Schedule 4.9(a); (ii) there are no pending or, to the Knowledge of Parent, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property; (iii) to the Knowledge of Parent the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately; and (iv) except as disclosed on Schedule 4.9(a), the buildings and improvements thereon are located within the boundary lines of the described parcels of land are not in violation of applicable setback requirements, zoning and building laws, and ordinances the effect of which would have a Material Adverse Effect, and do not encroach on any easement which may burden the land; and (v) to the Knowledge of Parent, the land does not serve any adjoining property for any purpose inconsistent with the use of the land.

(b)           Schedule 4.9(b) lists and describes all real property leased or subleased to the Company.  With respect to each such lease and sublease:  (i) correct and complete copies thereof have been delivered to the Buyer; (ii) to the Knowledge of Parent, the lease or sublease is legal, valid binding, enforceable, and in full force and effect and will continue to be so on identical terms immediately following the consummation of the transactions contemplated hereby; and (iii) to the Knowledge of Parent, no party to the lease or sublease is in breach or default thereunder.  The Company has good and marketable leasehold interests in, and enjoys peaceful and quiet possession of, all of the real property described in each lease and sublease set forth on Schedule 4.9(b) there are no disputes thereunder, and, to the Knowledge of Parent, there have been no threatened cancellations thereof.  All necessary government approvals with respect to such leased property have been obtained, all necessary filings or registrations therefore have been made, and there have been, to the Knowledge of Parent, no threatened cancellations thereof and there are no outstanding disputes thereunder.  The Company has performed all obligations required to be performed by it under such leases and all of such leased or subleased real property, where the failure to do so would have a Material Adverse Effect and all equipment and fixtures on or serving such leased or subleased real property, are in good operating condition and repair, ordinary wear and tear excepted.

4.10         Accounts Receivable.  All of the accounts receivable (except receivables for work performed, but not yet billed) of the Company are, subject to the allowance for doubtful accounts set forth therein, valid and enforceable claims, subject to no set-off or counterclaim, and, to the Knowledge of Parent, are fully collectible in such amount in the ordinary course of business, except as set forth in Schedule 4.10.  The Company has no material accounts receivable or loans or notes receivable from any Affiliates or from any of its officers, directors, consultants, employees, agents or stockholders.

4.11         Inventories.  All of the supplies inventory of the Company can be used or consumed in the ordinary course of business as now conducted.  Since the date of the Most Recent Financial Statements, except as set forth on Schedule 4.11, there has been no material change in the amount of such inventory of the Company except for changes as a result of the material purchase and sale of, adjustment to, or consumption of inventory in the ordinary course of business consistent with prior practice, including, but not limited to, established seasonal patterns.

4.12         Intellectual Property.   All patents, patent applications, proprietary designs, copyrights, software, trade names, servicemarks, trademarks and trademark applications which are owned by or licensed to the Company are listed in Schedule 4.12 attached hereto (“Company Intellectual Property”) except the name “Perma-Fix” and the processes known as the “Perma-Fix Process” and “Perma-Fix Process II.”  To Parent’s Knowledge, none of the Company Intellectual Property violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.  Other than with respect to commercially available software products under standard end-user object code license agreements, except as set forth on Schedule 4.12 attached hereto, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.  To the Knowledge of Parent, the Company has not received any communications alleging that the Company has violated or, by conducting the Business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Business, where the failure to do so would have a Material Adverse Effect. The Company Intellectual Property constitutes all of the intellectual property that is material to the conduct of the Business as now conducted except the name “Perma-Fix” and the processes known as the “Perma-Fix Process” and “Perma-Fix Process II.”

4.13         Trade Secrets and Customer Lists.  Except as disclosed on Schedule 4.13, the Company has the right to use, free and clear of any Claims or rights of any other Person, all of the Company’s trade secrets and customer lists required for or used in the development or marketing of all services and products being sold by it.  Any material payments required to be made by the Company for the use of such trade secrets or customer lists are described in Schedule 4.13 attached hereto.  To the Knowledge of Parent, the Company is not making an unlawful or wrongful use of any confidential information or trade secrets of any other Person, including without limitation any former employer of any present or past employee of the Company.  Except as described on Schedule 4.13, to the Knowledge of Parent, no officer, director or employee of the Company is a party to any non-competition or confidentiality agreement with any Person other than the Company.

4.14         Contracts.  Except for contracts, commitments, leases, licenses, plans and agreements described in Schedule 4.7, 4.14 or 4.18 attached hereto, the Company is not a party to or subject to:

(a)           any plan or contract regarding or providing for bonuses, pensions, options, stock purchases, deferred compensation, severance benefits retirement payments, profit sharing, stock appreciation, collective bargaining or the like, or any contract or agreement with any labor union;

(b)           any employment or consulting contract or contract for personal services not terminable at will by the Company without penalty to the Company;

(c)           any contract or agreement for the purchase of any commodity, product, material, supplies, equipment or other personal property, or for the receipt of any service, other than purchase orders entered into in the ordinary course of business for less than $25,000 each and which in the aggregate do not exceed $50,000;

(d)           any contract or agreement for the purchase or lease of any fixed asset, whether or not such purchase or lease is in the ordinary course of business, for a price in excess of $25,000;

(e)           any contract or agreement with any sales agent, distributor of products of the Company involving more than $25,000;

(f)            any contract or agreement concerning a partnership or joint venture with one or more Persons;

(g)           any confidentiality agreement or any non-competition agreement or other contract or agreement containing covenants limiting the Company’s freedom to compete in any line of business or in any location or with any Person;

(h)           any license agreement (as licensor or licensee) (other than shrink wrap licenses) involving more than $25,000;

(i)            any contract or agreement with either a stockholder or any present or former officer, director, consultant, agent or stockholder of the Company or with any Affiliate of any of them, except Parent’s cash management policy or filing consolidated income Tax Returns or management fees payable to Parent consistent with past practices;

(j)            any loan agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation; or

(k)           any agreement of guaranty, indemnification, or other similar commitment with respect to the obligations or liabilities of any other Person (other than lawful indemnification provisions contained in the Charters and by-laws of the Company in excess of $25,000.

Copies of all such contracts, commitments, plans, leases, licenses and agreements have been provided or made available to the Buyer prior to the execution of this Agreement, and all such copies are true, correct and complete and have been subject to no amendment, extension or other modification as of the date hereof, except such as are described in any of Schedules 4.7, 4.14 or 4.18.  Except as listed and described in Schedule 4.14, the Company, or, to the Knowledge of Parent, any other Person, is in Default under any such contract, commitment, plan, lease, license or agreement described in Schedule 4.14 (a “Default” being defined for purposes hereof as an actual material default or event of default or the existence of any fact or circumstance which would, upon receipt of notice or passage of time, constitute a material default).

4.15         Customers.  Schedule 4.15 attached hereto sets forth (i) the thirty (30) largest customers of the Company in each of (i) calendar year 2010 and (ii) the three (3) month period ending March 31, 2011 (the “Large Customers”) and (ii) the ten (10) largest suppliers of the Company in each of (i) calendar year 2010 and (ii) the three (3) month period ending March 31, 2011 (the “Large Suppliers”).  Except as set forth on Schedule 4.15, none of the Large Customers or Large Suppliers have canceled or otherwise terminated or, to the Knowledge of Parent, threatened to cancel or otherwise terminate, their relationship with the Company or has during the last twelve (12) months decreased materially or, to the Knowledge of Parent, threatened to decrease or limit materially, their usage or purchase of the services or products of the Company.  To the Knowledge of Parent, none of the Large Customers or Large Suppliers intends to cancel or otherwise adversely modify its relationship with the Company or to decrease materially or limit its usage or purchase of the services or products of the Company, and the acquisition of the Company Stock by the Buyer will not, to the Knowledge of Parent, adversely affect the relationship of the Company with any of the Large Customers or Large Suppliers.  Since January 1, 2010, the Company has not transferred or assigned all or any material portion of the services provided to any Large Customer to any of its Affiliates or any third party, except as set forth on Schedule 4.15 attached hereto.

4.16         Compliance with Laws.

(a)           Except as set forth in Schedule 4.16(a), the Company has all licenses, permits, Environmental Permits, franchises, orders, approvals, accreditations, written waivers and other authorizations as are necessary in order to enable it to own and conduct its business as currently conducted by the Company and to occupy and use its real and personal properties without incurring any material liability (“Necessary Permits”), and is in material Compliance with any and all recordkeeping, sampling, assessment, monitoring and document filing requirements of the same.  With respect to each Necessary Permit, (i) the name of the holder of such Necessary Permit; (ii) the date of registration; (iii) the expiration date; and (iv) the registration number as applicable is set forth on Schedule 4.16(a) attached hereto.  The Company is properly identified on each manifest, report and any other document that may be required to be on file with any federal, state or local governmental, regulatory or administrative agency or authority with respect to any Necessary Permit, the failure of which would have a Material Adverse Effect.  No registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to effect the transfer to the Buyer of such Necessary Permits that are transferable under applicable law, except as otherwise required under any Environmental Law, the Port Everglades Franchises, or as set forth on Schedule 4.16(a).  The Company is in Compliance with the terms and conditions of all Necessary Permits, the failure of which would have a Material Adverse Effect.

(b)           Except as set forth in Schedule 4.16(b), the Company has conducted and is conducting the Business in Compliance with applicable federal, state and local laws, statutes, ordinances, regulations, rules or orders or other requirements of any governmental, regulatory or administrative agency or authority or court or other tribunal relating to it (including, but not limited to, any law, statute, ordinance, regulation, rule, order or requirement relating to securities, properties, business, products, advertising, zoning, sales or employment practices, immigration, terms and conditions of employment, wages and hours, safety, occupational safety, health or welfare conditions relating to premises occupied, product safety and liability or civil rights) (“Legal Requirement”), the failure of which would have a Material Adverse Effect.  The Company is not now charged with, and, to the Knowledge of Parent, is not now under investigation with respect to, any possible material violation of any applicable Legal Requirement by any Governmental Authority relating to any of the foregoing in connection with the Business, and the Company has filed all reports required to be filed with any federal, state or local governmental, regulatory or administrative agency or authority, the failure of which would have a Material Adverse Effect.

4.17           Taxes.  The Company has filed all Tax Returns that it was required to file; however, the Company acknowledges that it currently is a party to the consolidated income Tax filing group that is the beneficiary of an extension of time within which to file a Federal and Florida income Tax Return for the tax year ended December 31, 2010.  All filed Tax Returns were correct and complete in all material respects.  All Taxes owed by the Company have been paid (whether or not shown on any Tax Return) except as set forth on Schedule 4.17 attached hereto.  No Tax Claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that is or may be subject to the imposition of any Tax by that jurisdiction, the amount of which would have a Material Adverse Effect.  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee.  Parent is not aware of any dispute or Claim concerning any liability for Taxes of the Company except as set forth on Schedule 4.17 attached hereto.  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  The unpaid Taxes of the Company (i) did not, as of the date of the 2010 Financial Statements, exceed the reserve for Tax liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the 2010 Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns.

4.18         Employee Benefit Plans.  Schedule 4.18 attached hereto lists and identifies each:

(i)           “Employee Pension Benefit Plan” (as such term is defined in Section 3(2) of ERISA), which is maintained or contributed to by the Company or under which the Company has any material liability or material contingent liability; which is not a Multiemployer Plan;

(ii)           “Multiemployer Plan” (as such term is defined in Section 3(37) of 4001(a)(3) of ERISA), which is maintained or contributed to by the Company or under which the Company has any material liability or material contingent liability;

(iii)           “Employee Welfare Benefit Plan” (as such term is defined in Section 3(3) of ERISA), which is maintained or contributed to by the Company or under which the Company has any material liability or material contingent liability; and

(iv)           Stock purchase, option, or bonus plan, deferred compensation, severance pay, incentive, merit or performance bonus, vacation, sick pay or leave, fringe benefit plan, policy, or arrangement, or payroll practice, which is maintained or contributed to by the Company, or under which the Company has any material liability or material contingent liability (individually a “Plan” and collectively, the “Plans”).

Each Plan which is intended to be “qualified” under Section 401(a) of the Code is and, to Parent’s Knowledge, has been at all times so qualified or, in the case of a terminated plan, was so qualified throughout its existence, the failure of which would have a Material Adverse Effect; and each trust maintained thereunder is and has been at all times exempt from taxation under Section 501(a) of the Code, or in the case of a terminated trust, was so exempt throughout its existence, the failure of which would have a Material Adverse Effect.  There have been no amendments to any such Plans which are not the subject of a determination letter issued with respect thereto by the Internal Revenue Service, except as set forth on Schedule 4.18 attached hereto.  No event has occurred that will or could give rise to disqualification of any such Plan under the Code, except as set forth on Schedule 4.18 attached hereto.  No event has occurred that will or could subject any such Plan to tax under Section 511 of the Code, except as set forth on Schedule 4.18 attached hereto, the effect of which would have a Material Adverse Effect.  No Plan has incurred any “accumulated funding deficiency” (as described in Section 302 of ERISA or Section 412 of the Code), whether or not waived, nor has there been any failure to make by its due date a required installment under Section 302(e) of ERISA or Section 412(m) of the Code with respect to any Plan, the effect of which would have a Material Adverse Effect.

No Plan listed in Schedule 4.18 is subject to Title IV of ERISA, except as set forth on Schedule 4.18 attached hereto.  No Plan listed in Schedule 4.18 is a Multiemployer Plan, except as set forth on Schedule 4.18 attached hereto.  Except as listed in Schedule 4.18, each Welfare Benefit Plan has been funded through the purchase of insurance contracts (other than deductibles) under which there are no retroactive rate adjustments or loss sharing arrangements.  To the Knowledge of Parent, each Plan complies and has been administered in form and operation with all requirements of law and regulation applicable thereto, the failure of which would have a Material Adverse Effect.  The Company has performed all of their obligations under all such Plans, the failure of which would have a Material Adverse Effect.  To the Knowledge of the Parent, there have been no acts or omissions which have given rise to, or which could give rise to, any penalty, tax, or fine under Sections 409, 502(c), or 502(i) of ERISA, or Sections 4975 or 4976 of the Code, for which the Company may be liable, except as listed on Schedule 4.18.  None of the assets of any Plan are invested in any employer securities, employer real property, or any annuity contracts, except as set forth on Schedule 4.18 attached hereto.  All contributions required with respect to any Plan for all periods ending prior to the Closing (including periods from the first day of the current plan year to the Closing) will be timely made prior to the Closing by the Company.  To the Knowledge of the Parent, the Company does not have any material liability arising directly or indirectly in connection with any failure of the Company to comply with Section 4980B of the Code or Part 6 of Title I of ERISA or any applicable state law ("COBRA").  All required reports and descriptions of each Plan (including IRS Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been timely filed and distributed, except as set forth on Schedule 4.18 attached hereto.  No Plan provides benefits relating to death, medical, or severance benefits, with respect to current or former employees, officers, or directors (or their beneficiaries) beyond their retirement or other termination of service other than (i) coverage for benefits mandated by applicable law, (ii) death benefits or retirement benefits under an Employee Pension Benefit Plan, (iii) deferred compensation benefits properly accrued as liabilities on the Financial Statements, or (iv) benefits the full cost of which is borne by the current or former employee, officer, or director or his beneficiaries, except as set forth on Schedule 4.18 attached hereto.  There are no actions, suits, or claims (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) pending or, to the Knowledge of Parent, threatened involving any Plans or the assets of such Plans, and, to the Knowledge of the Parent, no facts exist which could give rise to any such action, suit, or claim.  For each Plan, a true and complete copy of each of the following documents have been delivered to the Buyer: (i) Plan document and all amendments thereto; (ii) most recent Summary Plan Description (together with each Summary of Material Modifications required under ERISA); (iii) IRS Form 5500 Annual Report, if required under ERISA, for the two most recent plan years, together with all schedules, financial statements, and opinions of independent accountants; (iv) the actuarial report, if required under ERISA, for the two most recent plan years; (v) Form PBGC-1, if required under ERISA, for the two most recent plan years; (vi) if the Plan is funded through a trust or any third-party funding vehicle (including a voluntary employee benefit association under Section 501(c)(9) of the Code, or a “multiple employer welfare arrangement” described in Section 3(40) of ERISA), the trust or other funding agreement, all amendments thereto, and the latest financial statements thereof for the two most recent plan years; and (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under Section 401 of the Code.  No event has occurred on or prior to the date of this Agreement that has caused the Company to have any type of liability or obligation, or has resulted in the Company incurring any fine.  Tax or penalty arising from, or with respect to, any Plan administered by or contributed to by Parent or any ERISA Affiliate of the Parent and, to the Knowledge of Parent, no fact exists as of the date of this Agreement, that would give rise to a claim against the Company or the Buyer arising from, or with respect to, any Plan administered by or contributed to by Parent or any ERISA Affiliate of the Parent.

4.19         Environmental Matters.  Except as disclosed on Schedule 4.19 attached hereto or on Schedule 4.16(b), the use and operation by the Company of all facilities and properties used in its business has been, and will be on the Closing Date, in compliance in all material respects with all applicable Environmental Laws, the failure of which would result in a Material Adverse Effect and no Environmental Action has been filed, commenced, or, to the Knowledge of Parent, threatened with or against the Company alleging any failure or potential failure so to comply, which would have a Material Adverse Effect.  The Company has received all Environmental Permits required to allow it to conduct its operations and business, such Environmental Permits are valid and in effect, and the Company is in compliance with such Environmental Permits, the failure of which would have a Material Averse Effect.  Except as disclosed on Schedule 4.19 attached hereto, the Company sent or arranged for the transportation of Hazardous Materials to a site, or owned or operated a site, which, pursuant to CERCLA or any similar state law, has been placed or is proposed (by the United States Environmental Protection Agency (“EPA”) or similar state authority) to be placed, on the “National Priorities List,” as in effect as of the Closing Date, of hazardous waste sites or any similar state list.  Except as set forth on Schedule 4.19, the Company has not received written notice from any Person, (i) that it has been identified by the EPA or similar state authority as a potentially responsible party under CERCLA or any comparable State law with respect to a site listed or proposed to be listed on the “National Priorities List,” as in effect as of the Closing Date, of hazardous waste sites or any similar state list; (ii) that any Hazardous Materials which the Company has generated, transported, or disposed of has been found at any site at which a Person has conducted, is in the process of conducting or has ordered that the Company conduct a remedial investigation, removal, or other response action pursuant to any Environmental Law, the effect of which would have a Material Adverse Effect; or (iii) that the Company is or shall be a named party to any Environmental Action arising out of any Person’s incurrence of costs, expenses, losses, or damages of any kind whatsoever in connection with the release of Hazardous Materials, the effect of which would have a Material Adverse Effect.  Except as disclosed in Schedule 4.19, there are no underground fuel or other storage tanks located at any of the facilities of the Company.  To the Knowledge of Parent, all such tanks disclosed in Schedule 4.19, together with all appurtenant piping, valve, and related facilities, are, except as disclosed in Schedule 4.19, structurally sound, are not currently and have not in the past been leaking or releasing their contents into the soil or groundwater, and are in compliance with all applicable registration, testing, monitoring, containment, and corrosion protection requirements, the failure of which would result in a Material Adverse Effect.  Except as disclosed on Schedule 4.19 attached hereto, there have been no unpermitted Releases or threatened Releases by the Company on, upon, into, under or from the real estate or other assets of the Company; and, to the Knowledge of Parent, there have been no Releases on, upon, from, under, or into any real property in the vicinity of the real estate owned, leased, occupied or operated by the Company or other assets of the Company which, through the soil, groundwater, or surface water, may have come to be located on, upon, or under such real estate or other assets.  Without in any way limiting the generality of the foregoing, there is, to the Knowledge of Parent, no asbestos contained in or forming part of any building, building component, structure, or office space owned or leased by the Company; and, to the Knowledge of Parent, no polychlorinated biphenyls (“PCBs”) are used or stored at any property owned or leased by the Company, in each case, the effect of which would have a Material Adverse Effect, except as disclosed in Schedule 4.19.  Except as disclosed on Schedule 4.19 attached hereto, (a) the Company owes no deductibles, fees, fines, levies or assessments associated with the existence or validity of its Environmental Permits; (b) is in compliance with any and all deadlines for the filing of any reports, notices, summaries, assessments or forms required by its Environmental Permits or any Environmental Laws; and (c) is in compliance with any and all recordkeeping, monitoring, assessing, reporting and document filing requirements of its Environmental Permits or any Environmental Laws, the effect of the failure to comply with any of the provisions under (a), (b) or (c) would have a Material Adverse Effect.  None of the real property or other assets of the Company is or shall be subject to any applicable environmental clean-up responsibility law or environmental restrictive transfer law or regulation, solely by virtue of the transactions set forth herein and contemplated hereby.  There are no Environmental notices of violation, certifications, assessments, and/or underground storage tank documentation, plans and permitting pertaining to the environmental compliance or conditions of any facility owned, occupied or leased by the Company or any Predecessor known to Parent, other than those set forth on Schedule 4.19, the failure of which would have a Material Adverse Effect.

4.20         Employees.  Schedule 4.20 attached hereto sets forth a true and complete list of all employees of the Company including each such employee’s job title, remuneration and duration of employment period.  The Company is not a party to, and none of its employees is subject to, any collective bargaining agreement or other union contract, other than as disclosed in Schedule 4.20.  Except as disclosed on Schedule 4.20, the Company is in Compliance with applicable federal, state and local laws affecting labor, employment and employment practices, including terms and conditions of employment and wages and hours, the failure of which would have a Material Adverse Effect and there are, and have been no outstanding complaints against the Company pending or, to the Knowledge of Parent, threatened before the National Labor Relations Board or any similar state or local agency, except as set forth on Schedule 4.20.  Except as disclosed on Schedule 4.20, the Company enjoys good relations with its employees and there is no pending or, to the Knowledge of Parent, threatened labor trouble with or effort to organize any of its employees, and there has been no such labor trouble.  Except as disclosed on Schedule 4.20, the Company is not obligated to pay any employees any severance, restriction, change of control or similar payments on or as a result of Closing of the transactions contemplated by this Agreement, or upon termination of their employment at any time on or after the Closing.

4.21         Litigation.  Except as disclosed on Schedule 4.21 attached hereto, (a) there is no Claim pending or, to the Knowledge of Parent, threatened by, against, affecting or regarding the Business, the Company or Parent at law or in equity, before any federal, state, local or foreign court or any other governmental or administrative agency or tribunal or any arbitrator or arbitration panel, and (b) there are no judgments, orders, rulings, charges, decrees, injunctions, notices of violation or other mandates against or affecting the Business, the Company or Parent with respect to the businesses, properties or assets of the Company.

4.22         Insurance.  Schedule 4.22 attached hereto sets forth a summary of all insurance policies (including policies providing property, casualty, liability, and workers’ compensation coverage, benefits or coverage for any Plan described in Section 4.18, and bond and surety arrangements) to which any of the Company is a party, a named insured, or otherwise the beneficiary of coverage as of the date hereof and specifies the insurer, the amount of coverage, type of insurance, expiration date, and any retroactive premium adjustments or other loss sharing arrangements.  Each insurance policy to which the Company is a party or a named insured is valid, binding, enforceable, and in full force and effect and, to the Knowledge of Parent, will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby.  The Company has not received any written notice, and, to the Knowledge of Parent, is not aware, of any threatened termination of, any insurance policy set forth on Schedule 4.22.

4.23         Brokers.  Except as disclosed in Schedule 4.23 attached hereto, none of the Company, Parent, or anyone acting on their behalf, has engaged, retained, or incurred any liability to any broker, investment banker, finder or agent or has agreed to pay any brokerage fees, commissions, finder’s fees or other fees with respect to the sale of the Company Stock, this Agreement or the transactions contemplated hereby.

4.24         Intentionally Omitted.

4.25         Records and Books.  The minute books of the Company have previously been made available to the Buyer and accurately record all corporate action taken by the stockholders and boards of directors and committees thereof from the date of organization through the date hereof.

4.26         Transactions with Interested Persons.  Except as set forth on Schedule 4.26 attached hereto, no officer, supervisory employee or director of the Company owns directly or indirectly, either individually or jointly, any material interest in, or serves as an officer or director of any Person which has a material contract or arrangement with the Company, except that Parent owns all of the issued and outstanding stock of the Company and certain executive officers and directors of Parent are officers and directors of the Company.  Any and all material transactions, agreements or arrangements (oral or in writing) between the Company and Parent or any Affiliate of the Company, including without limitation, any transaction, agreement or arrangement (oral or in writing) relating to any past or present employees, customers, vendors, service providers or suppliers of the Company, are set forth on Schedule 4.26 attached hereto.

4.27         No Corrupt Practices.  Neither the Company nor to the Parent’s Knowledge, any director, officer, agent, employee of the Company or any other Person, in each case when acting on behalf of the Company or the Business, has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity, to government officials or others or established or maintained any unlawful or unrecorded funds with respect to the Business.  Neither the Company nor any director, officer, agent, employee of the Company, any stockholder or any other Person, in each case when acting on behalf of the Company, has accepted or received any unlawful contributions, payments, gifts or expenditures with respect to the Business.

4.28         Disclosure of Material Information.  Neither this Agreement (including the Schedules and Exhibits hereto) nor any document, certificate or instrument furnished in connection therewith contains, with respect to the Company, any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading, the effect of which would have a Material Adverse Effect.  There is no fact known to Parent which would result in a Material Adverse Effect and which has not been set forth in this Agreement or in any other document delivered in connection herewith.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to Parent as of the date hereof as follows:

5.1           Organization and Qualification.  Buyer is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts, with full power and authority to own, use or lease its properties and to conduct its business as such properties are owned, used or leased and as such business is currently conducted.

5.2           Authority; No Violation.  Buyer has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.  The execution, delivery and performance of this Agreement of the Buyer has been duly and validly authorized and approved by all necessary corporate action on the part of the Buyer and this Agreement constitutes the legal and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.  Assuming the accuracy of the representations and warranties of the Company and the Parent hereunder, the entering into of this Agreement by the Buyer does not, and the consummation by the Buyer of the transactions contemplated hereby will not, violate the provisions of (a) any applicable federal, state or local laws or any other state or jurisdiction in which the Buyer does business; (b) its Charter or by-laws, (c) any provision of, or result in a default or acceleration of any obligation under, or result in any change in the rights or obligations of the Buyer, any Lien, contract, agreement, license, lease, instrument, indenture, order, arbitration award, judgment, or decree to which the Buyer is a party or by which it is bound, or to which any property of the Buyer is subject, other than the Buyer’s current credit agreement with Webster Bank; or (d) give to any third party  any interest or rights, including rights of termination of cancellation, in or with respect to any of the material properties, assets, agreements, contracts or business of the Buyer, which would have a Material Adverse Effect.

5.3           Required Filings and Consents.  The execution and delivery of this Agreement by the Buyer does not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state or local governmental agency or authority.

5.4           Litigation.  There are no claims, suits, actions or proceedings pending or to the Buyer’s knowledge, threatened against the Buyer, or any of its Affiliates, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement.

5.5           Brokers.   Except for Equities Securities Partners, for which the Buyer is solely responsible, Buyer has not retained the services of any broker or finder in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

6.1           Covenants of Parent.  Parent shall, and shall cause the Company to, keep, perform and fully discharge the following covenants and agreements:

(a)           Interim Conduct of Business.  From the date hereof until the Closing, the Company shall operate the Business as a going concern consistent with prior practice and in the ordinary course of business (except as may be authorized pursuant to this Agreement or as set forth on Schedule 6.1(a) hereto).  Without limiting the generality of the foregoing, from the date hereof until the Closing, except for transactions contemplated by this Agreement or expressly approved in writing by the Buyer, the Company, shall not:

(i)            enter into or amend any employment, bonus, severance, or retirement contract or arrangement (including any Plan as described in Section 5.18), or materially increase any salary or other form of compensation payable or to become payable to any current employee of the Company, other than in the ordinary course of business consistent with prior practice;

(ii)           purchase any assets or real estate or any interest therein other than in the ordinary course of business or to replace any damaged or obsolete assets;

(iii)          merge or consolidate with or agree to merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, acquire securities of or otherwise acquire any Person;

(iv)          sell, lease, transfer or otherwise dispose of or agree to sell, transfer, lease or otherwise dispose of any of its assets, properties, rights or claims, whether tangible or intangible having an aggregate book value in excess of $75,000, except in the ordinary course of business consistent with prior practice;

(v)           incur any liability, guaranty or obligation (fixed or contingent) other than in the ordinary course of business consistent with prior practice;

(vi)          place or permit to be placed any Lien on any of the Company Stock or any other Company property, other than statutory Liens arising in the ordinary course of business;

(vii)         change its accounting practices and/or procedures;

(viii)        accelerate receivables or delay or postpone payment of any accounts payable or other liability, except in the ordinary course of business consistent with prior practice;

(ix)          transfer any assets having a total cumulative book value in excess of $50,000 to Parent or any Affiliate or Subsidiary of Parent other than cash transferred to Affiliates in the normal and ordinary course of business consistent with past practices, or inventory of waste transferred to Affiliates for treatment, storage or disposal or activity in the ordinary course of business consistent with past practices or transfer cash to Parent consistent with Parent’s cash management policy or to pay Taxes as a result of filing consolidated income tax returns or payment of management fees to Parent consistent with past practices; or

(x)           agree to a material change or materially add to the terms and conditions of any Necessary Permit without the prior written approval of the Buyer, which will not be unreasonably withheld;

(xi)          materially increase the Company’s disposal inventory by an amount not to exceed $25,000, except in the ordinary course of business;

(xii)          transfer any customer account to any of its Affiliate or any third party; or

(xiii          abandon any part of the Business that would result in a Material Adverse Effect.

(b)           Access.  Parent shall, upon reasonable notice, give the Buyer and its representatives full and free access to all relevant properties, assets, books, contracts, commitments and records of the Company during reasonable business hours and shall promptly furnish the Buyer with all financial and operating data and other information as to the history, ownership, Affiliates, business, operations, properties, assets, liabilities, or condition (financial or otherwise) of the Company as the Buyer may from time to time reasonably request; provided that, in connection with such review and inspection, neither the Buyer nor any of its agents shall unreasonably interfere with the operation of the Company prior to the Closing.

(c)           Satisfaction of Conditions.  Parent shall use its best efforts to accomplish the satisfaction of the conditions precedent to Closing contained in Section 7.1 herein on or prior to the Closing Date.

(d)           Non-Solicitation of Employees.  For the period beginning on the Closing Date and ending on the date two (2) years after the Closing Date (the “Non-Solicitation Period”), Parent shall not, and shall not permit any of its Affiliates (collectively, the “Restricted Parties” and individually, a “Restricted Party”) to, for its own benefit or for the benefit of any Person other than Buyer: (i) solicit, or assist any Person other than the Buyer to solicit, any employees of Company listed on Schedule 4.20 to leave his employment; or (ii) hire or cause to be hired, any employee of Company listed on Schedule 4.20, except nothing contained herein shall prohibit the Parent or any of its Affiliates from hiring an employee listed on Schedule 4.20 who is no longer employed by the Company and such employee solicits the Parent or its Affiliates for employment after the termination of any such individual’s employment.

(e)           Non-Solicitation of Customers.  During the Non-Solicitation Period, each Restricted Party shall not solicit or encourage any of the Large Customers to divert, terminate, curtail or otherwise limit its business relationship with the Company or the Buyer or otherwise direct or divert or attempt to direct or divert any Large Customer to any other entity or interfere with any business relationship between the Company and/or the Buyer and such Large Customer.  Notwithstanding the foregoing, nothing herein shall limit or restrict any Restricted Party from soliciting any of the Large Customers to treat, store or dispose of waste containing radioactive constituents or mixed waste (i.e., waste that contains radioactive constituents and Hazardous Materials).  For purposes of this Section 6.1(e), the business relationship by and between the Company and/or the Buyer and each such Large Customer shall be the business relationship that (i) is occurring or has occurred between the Company and such Large Customer at the address of such Large Customer noted on Schedule 6.1(e) during the calendar years 2010 and/or 2011 prior to the Closing (the “Primary Business Address”), or, if such address on Schedule 6.1(e) is listed as a P.O. Box address, billing address or one of multiple addresses serviced by the Company, then such other address of that Large Customer in the State of Florida where the Company has performed such Primary Business Relationship during 2010 and 2011 prior to Closing; or (ii) shall occur at any address located in the State of Florida to which a Large Customer shall relocate at any time during the Non-Solicitation Period.

(f)           Non-Competition. During the Non-Solicitation Period, each Restricted Party shall not, directly or indirectly, for its own account engage, or attempt to engage, (i) in the Port Services Waste Oil Collection and Processing Business in the State of Florida; or (ii) in the Waste Oil Collection and Processing Business in the State of Florida, provided however, a Restricted Party may continue to remove waste oil (as defined in and as those materials are regulated by 40 CFR Part 279 Standards for the Management of Used Oil and Chapter 62-701 F.A.C. Used Oil Management) as long as the removal of such waste oil is not being conducted at a commercial oil change or automotive oil service business customer (such as Jiffy Lube, Pep Boys, etc.) and is solely and directly in conjunction with the removal of mixed waste, radioactive waste, or materials derived from or otherwise contaminated with used oil (as defined in and as those materials are regulated by 40 CFR 279.10 (c)(2)).

(g)           Acknowledgements.  Parent acknowledges that: the above covenants are manifestly reasonable on their face.  The parties expressly agree that the restrictions set forth in Sections 6.1(d), (e) and (f) have been designed to be reasonable and no greater than is required for the protection of Buyer and are a significant element of the consideration hereunder.  If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 6.1(d), (e) and (f) is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope or duration of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(h)          No Solicitation, Confidentiality, Etc.  Prior to the termination of this Agreement pursuant to Article VIII hereof, neither the Parent nor any of its agents, representatives, employees, officers and/or directors will (i) solicit or negotiate with respect to any inquiries or proposals relating to (x) the possible direct or indirect acquisition of any equity security of the Company or of all or substantially all of the assets of the Business or (y) any merger, consolidation, joint venture or business combination with Parent or the Company, or (ii) discuss or disclose either this Agreement or other confidential information pertaining to the Company with any Person (except as may be required by law or except as may be required in connection with the transactions contemplated by this Agreement to Affiliates, officers, directors, stockholders, employees and agents of Parent and the Company) without the prior written approval of the Buyer.  The Buyer acknowledges that the prior distribution of material regarding the Company to interested parties shall not be deemed to violate this Section 6.1(h).  Parent shall advise such parties of the existence of this Agreement and shall refrain from entering into further discussions with such parties concerning the sale of the Company to the extent otherwise prohibited by this Section 6(h).

(i)        Accuracy of Representations and Warranties.  From the date of this Agreement until the Closing, Parent shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing and if the Buyer would have the right to terminate this Agreement pursuant to Section 8.1(c) as a result of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article IX of this Agreement and shall not serve as a basis for an indemnification claim under Article IX of this Agreement.

(j)           Books and Records.  For a period of six (6) years commencing on the Closing Date, or for such longer period as may be required by applicable law, the Parent shall make all of its books and records relating to the Company available for inspection and copying by the Buyer and its representatives during regular business hours upon seven (7) Business Days’ prior notice.

(k)           WARN Act.  The Parent shall be responsible for any notice required under or liability associated with the Worker Adjustment and Retraining Notification Act (29 U.S.C. §§2101-2109), (the “WARN Act”) COBRA group health plan continuation coverage (29 U.S.C. §§ 601-608 and 26 U.S.C. §4980B) (“COBRA”) and any applicable state or local plant closing, mass layoff, relocation, or severance, or continuation coverage laws associated with the employees of the Company which takes place or arises on or before the Closing Date.

(l)            Lien Searches.  Prior to the Closing, Parent shall conduct, or cause to be conducted by a nationally recognized service company, as of a date or dates as late as reasonably practicable prior to the Closing Date, a lien search, including without limitation security interests and other notice filings under the Uniform Commercial Code, Tax liens, and judgment liens, of record in each jurisdiction where assets of the Company are located or in which the Company conducts the Business.  The results of such lien search shall be delivered to the Buyer within ten (10) days prior to the Closing.

(m)          Change of Name.  Immediately prior to the Closing, Parent shall cause the Company to change its name in order to eliminate from the Company’s name any and all references to “Perma-Fix” and to a name selected by Buyer.  On or before December 31, 2011, Buyer shall cause the Company to remove and cease using all signage, logos, and branding at the Company or on the Company vehicles that include the name “Perma-Fix,” the Perma-Fix logo, or any derivatives thereof.

(n)           Further Assurances.  Parent shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Buyer to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

(o)           338(h)(10) Election.  At the Buyer’s option, Parent shall join with the Buyer in making an election under Code §338(h)(10) (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Company Stock contemplated by this Agreement (collectively, a “§338(h)(10) Election”).  Parent shall include any income, gain, loss, deduction, or other tax item resulting from the §338(h)(10) Election on its Tax Return to the extent required by applicable law.  Parent shall pay any Tax imposed on Parent or the Company attributable to the making of the §338(h)(10) Election, including (i) any Tax imposed under Code §1374, (ii) any Tax imposed under Reg. §1.338(h)(10)-1(e)(5), or (iii) any state, local or foreign Tax imposed on Parent’s gain.  Parent shall indemnify the Buyer and the Company against any adverse consequences arising out of any failure to pay such Taxes in accordance with the procedures set forth in Article IX.  Upon the request of the Buyer, Parent shall execute and deliver to the Buyer, within twenty (20) days of the Buyer’s written request, any and all forms necessary to effectuate the §338(h)(10) Election (including, without limitation, IRS Form 8023 and any similar forms under applicable state and local income tax laws).

(p)           Accrued Vacation Time.  Within thirty (30) days of the Closing Date, Parent shall pay each individual named on Schedule 6.1(q) attached hereto the amount of vacation time accrued through December 31, 2010 (“Accrued Vacation Time”), as set forth opposite such individual’s name on such schedule.  Parent shall provide the Buyer written notice evidencing that all payments have been made simultaneously with the actual payment thereof.

(q)           ISP/Internet Systems.  Commencing on the Closing Date and continuing for a period of up to sixty (60) days thereafter, Parent shall provide access to the Company and the Buyer of its ISP/Internet systems for use in connection with the operation of the Business at no cost to the Company or the Buyer; provided, however, that upon the Company or the Buyer establishing its own ISP/internet system at the Company, the Company and the Buyer shall no longer have any right to use the Parent’s ISP/Internet systems.

 (r)           Termination of Participation in Plans.  Parent and the Company will terminate Company’s and each of its employee’s participation in the Plans set forth on Schedule 4.18 hereto and provide Buyer with written evidence of such termination in form and substance reasonably acceptable to Buyer.

6.2           Covenants of the Buyer .  The Buyer hereby agrees to keep, perform and fully discharge the following covenants and agreements:

(a)           Satisfactory Conditions.  The Buyer shall comply with all of the conditions of Section 7.2 and accomplish to the satisfaction of Parent all of the conditions precedent to Closing contained in Section 7.2 below on or prior to the Closing Date.

(b)           Further Assurances.  The Buyer shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Parent to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

(c)           WARN Act.  The Buyer shall be responsible for any such notice or liability associated with the WARN Act, COBRA and any applicable state or local plant closing, mass layoff, relocation or severance or continuation coverage laws associated with any employee or employees of the Company, the Buyer which takes place or arises after the Closing Date.

(d)           Employee Benefits.  As of the Closing Date, Buyer will provide each of the Company employees that remain employees of the Company, on or after the Closing, the opportunity to participate in all of the Buyer’s insurance or other standard company benefits presently in full force and effect, based on each employee’s length of service with the Company.

6.3           Confidentiality. Each party agrees to maintain in confidence any information that has been identified as non-public information and received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement.  Such confidentiality obligations will not apply to (a) information which was known to the one party or their respective agents prior to receipt from the other party; (b) information which is or becomes generally known; (c) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (d) disclosure required by law.  In the event this Agreement is terminated in accordance with the terms of this Agreement, each party (x) will return, destroy or cause to be returned or destroyed to the other all documents and other material obtained from the other in connection with the transactions contemplated by this Agreement, and (y) will use commercially reasonable efforts to delete from its computer systems all documents and other material obtained from the other in connection with the transactions contemplated by this Agreement.

6.4           Regulatory Approvals.  Buyer shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any federal, state or local governmental regulatory or administrative agency or authority with respect to the transaction contemplated by this Agreement (if any), except for such filings that are required to be filed by Parent under any federal, state or local Environmental Laws, rules, or regulations and to submit promptly any information requested by any such governmental agency or authority to the extent that Buyer and Parent jointly determine it is reasonable and prudent to do so.  Without limiting the generality of the foregoing, Parent and the Buyer shall, promptly after the date of this Agreement, prepare and file any and all notifications and certifications required under the applicable federal and state law.  From and after the date hereof through to the Closing Date, Parent will use its commercially reasonable efforts to assist the Buyer in effecting the transfer to the Buyer of all of the Necessary Permits and all other permits, licenses, and leases which are associated with the Business as presently conducted, to the extent the same are by their terms transferable.  Parent and Buyer shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any governmental filing.  In addition, except as may be prohibited by any federal. state or local governmental agency or authority or by any Legal Requirement, each party agrees to permit authorized representatives of each other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any federal, state or local governmental agency or authority in connection with any such legal proceeding.

6.5           Payment of Company’s Debts, Liabilities and Obligations.  The Buyer shall pay, or cause the Company to pay, when due, all of the Company’s debts, obligations and liabilities existing as of the Closing Date and set forth on the Most Recent Financial Statements, provided, however, in no event shall Buyer be responsible for, nor has Buyer agreed to assume or agree to perform, pay or discharge, and Parent shall remain unconditionally liable for, each of the following: (i) any Taxes with respect to the Business of the Company for periods ending on or before the Closing, (ii) all Accrued Vacation Time; (iii) any and all liability due to acts or actions occurring on or prior to the Closing under any Plan administered or contributed to by Parent or any ERISA Affiliate of Parent; (iv) any Inter-Company Accounts; (v) any liabilities for Off-site Contamination resulting from acts or actions occurring on or prior to Closing; and (vi) all of the repairs to the Repair Vehicles in accordance with Section 2.5 herein; provided, however, in no event shall this Section 6.5 in any way limit or otherwise reduce Parent’s indemnification obligations under Article IX herein.

ARTICLE VII

CLOSING CONDITIONS

7.1           Conditions to Obligations of Buyer.  The obligations of the Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

(a)           Representations, Warranties and Covenants.  Each of the representations and warranties of Parent contained in this Agreement shall remain true and correct at the Closing Date as fully as if made on the Closing Date; Parent shall have performed, on or before the Closing Date, all of its obligations under this Agreement and the other Purchase Documents which by the terms thereof are to be performed on or before the Closing Date; and Parent shall have delivered to the Buyer an Officer’s Certificate dated the Closing Date of Parent to such effect.

(b)           No Pending Action.  No legislation, order, rule, ruling or regulation shall have been proposed, enacted or made by or on behalf of any governmental body, department or agency, and no legislation shall have been introduced in either House of Congress or in the legislature of any state, and no investigation by any Governmental Authority shall have been commenced or threatened, and no action, suit, investigation or proceeding shall have been commenced before, and no decision shall have been rendered by, any court or other Governmental Authority or arbitrator, which, in any such case, in the reasonable judgment of the Buyer could prevent or rescind the transactions contemplated by this Agreement (including, without limitation, the purchase and sale of the Company Stock) or result in a Material Adverse Effect.

(c)           Purchase Permitted by Applicable Laws; Legal Investment.  The Buyer’s purchase of and payment for the Company Stock (i) shall not be prohibited by any applicable law or governmental order, rule, ruling, regulation, release or regulatory agency interpretation, and (ii) shall not constitute a fraudulent or voidable conveyance under any applicable law.

(d)           Proceedings Satisfactory.  All proceedings taken in connection with the purchase and sale of the Company Stock, all of the other Purchase Documents and all documents and papers relating thereto, shall be in form and substance reasonably satisfactory to the Buyer.  The Buyer and its counsel shall have received copies of such documents and papers required by the terms of this Agreement, all in form and substance reasonably satisfactory to the Buyer.  Any Purchase Document, any Schedule or Exhibit to this Agreement and any other document, agreement or certificate contemplated by this Agreement, not approved by the Buyer in writing as to form and substance on the date this Agreement is executed, shall be reasonably satisfactory in form and substance to the Buyer.

(e)           Consents - Permits.  Buyer and Parent, as applicable, shall have received (and there shall be in full force and effect) all material consents, approvals, licenses, permits, orders and other authorizations of, and shall have made (and there shall be in full force and effect) all such filings, registrations, qualifications and declarations with, any Person pursuant to any applicable law, statute, ordinance regulation or rule or pursuant to any agreement, order or decree to which Buyer or Parent is a party or to which it is subject, in connection with the transactions contemplated by this Agreement set forth on Schedule 4.2 attached hereto.

(f)           Corporate Documents.  Parent shall have delivered to the Buyer:

(i)            an Officer’s Certificate of the Secretary of Parent certifying (x) the incumbency and genuineness of signatures of all officers of Parent executing this Agreement, any document delivered by Parent at the Closing and any other document, instrument or agreement executed in connection herewith, (y) the truth and correctness of resolutions of Parent authorizing the entry by Parent into this Agreement and the transactions contemplated hereby and (z) the truth, correctness and completeness of its by-laws;

(ii)           the Charter of each of Parent and the Company certified as of a recent date by the state of its incorporation; and

(iii)           certificates of corporate and tax good standing and legal existence of Parent and the Company as of a recent date from the state of its incorporation and the state(s) in which it is qualified to do business.

(g)           Transfer of Necessary Permits.  All of the Necessary Permits (including, without limitation, any Environmental Permit) shall have been transferred to or obtained by the Buyer on or before the Closing Date.

(h)           Opinion of Counsel.  The Buyer shall have received a favorable opinion, dated the Closing Date and satisfactory in form to the Buyer and its counsel, of Conner & Winters, LLP, counsel to Parent.

(i)            No Material Adverse Effect.  Prior to the Closing Date, there shall have been no Material Adverse Effect and there shall not have been any events, circumstances or developments which, with the passage of time, might reasonably be expected to be a Material Adverse Effect, all as determined in the sole discretion of the Buyer.

(j)            Intentionally Omitted.

(k)           Shares of Company Stock.  Parent shall have delivered to Buyer the certificate(s) representing all the shares of Company Stock, duly endorsed and assigned for transfer by Parent, or accompanied by stock powers duly executed by Parent (“Stock Assignment”), and such transfer shall have been accepted by the Company for transfer on its books.

(l)            Closing Net Working Capital.  Parent shall agree in writing to the calculation of the Closing Net Working Capital.

(m)           Inter-Company Accounts. Prior to Closing, all Inter-Company Accounts owing by the Company to Parent or any of Parent’s Affiliates, and all Inter-Company Accounts due to the Company from Parent or any of Parent’s Affiliates, shall either be paid or satisfied in full, or released, discharged or terminated pursuant to written agreements satisfactory in form and substance to Buyer.

(n)           Royal Caribbean Lines.  Parent shall have entered into an Assignment and First Amendment to Waste Services Agreement with Royal Caribbean Cruises, Ltd on terms and conditions acceptable to Buyer.

(o)           Due Diligence.  The Buyer shall have successfully completed and been satisfied in its sole discretion with its due diligence investigation of the Company and the Business.

(p)           Financing.  Buyer shall have secured financing to consummate the transactions contemplated hereunder in form and substance reasonably acceptable to Buyer and, in connection therewith, received any requisite approval from its lender to the Buyer entering into this Agreement and the transactions contemplated hereunder.

(q)           Resignations.  Parent shall have delivered the resignations of each of officers and directors of the Company.

(r)           Kathryn Thibert.  Parent, Buyer and Kathryn Thibert shall enter into a transition services agreement on terms and conditions mutually acceptable to all parties.

(s)           Orlando Acquisition Agreement.  Buyer or Buyer’s designee, Parent and Perma-Fix Orlando, Inc. (“PFO”) shall have entered into a definitive agreement for Buyer to purchase substantially all of the assets of PFO on terms and conditions satisfactory to each of Buyer and Parent (the “Orlando Acquisition Agreement”).

(t)            John P. Lennon, Jr.  Buyer shall have entered into an employment agreement with John P. Lennon, Jr. on terms and conditions acceptable to Buyer.

(u)           Collateral Assignment.  Parent shall execute and deliver a Collateral Assignment of Buyer’s rights under this Agreement in form and substance acceptable to Buyer and Webster Bank.

(v)           No Liens.  Parent shall provide a written consent of Parent’s and the Company’s lender and any other Lien holder listed on the results of the lien search conducted by Parent in accordance with Section 6.1(l) to this Agreement and the transactions contemplated herein, including releases and discharges of all mortgages, Liens, claims and other encumbrances on the Company’s assets and the Company Stock such that the Company Stock and the Company’s assets shall be sold, transferred and assigned to the Buyer and/or the Company (as the case may be) free and clear of all Liens, except for the equipment lien described on Schedule 4.8 hereto in favor of BB&T Equipment Financial Corp.

 (w)         Facilities Services Agreement.  Buyer or Buyer’s designee, Parent and PFO shall have entered into a Facilities Services Agreement in form and substance mutually acceptable to Buyer and Parent.

7.2           Conditions to Obligations of Parent.  The obligations of Parent to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

(a)           Representations, Warranties and Covenants.  Each of the representations and warranties of the Buyer in this Agreement shall remain true and correct at the Closing Date, and the Buyer shall, on or before the Closing Date, have performed all of their obligations under this Agreement and the other Purchase Documents which by the terms thereof are to be performed by it on or before the Closing Date; and the Buyer shall have delivered an Officer’s Certificate to Parent dated the Closing Date to such effect.

(b)           No Pending Action.  No legislation, order, rule, ruling or regulation shall have been proposed, enacted or made by or on behalf of any governmental body, department or agency, and no legislation shall have been introduced in either House of Congress or in the legislature of any state, and no investigation by any Governmental Authority shall have been commenced or threatened, and no action, suit, investigation or proceeding shall have been commenced before, and no decision shall have been rendered by, any court or other Governmental Authority or arbitrator, which, in any such case, was not known by Parent on the date hereof or which could adversely affect, restrain, prevent or rescind the transactions contemplated by this Agreement (including, without limitation, the purchase and sale of the Company Stock) or result in a Material Adverse Effect.

(c)           Payment of Purchase Price.  The Buyer shall have delivered, via wire transfer, the Purchase Price to Parent.

(d)           Opinion of Counsel.  Parent shall have received a favorable opinion dated the Closing Date and satisfactory in form to Parent and its counsel, of Posternak Blankstein & Lund LLP, counsel to the Buyer.

(e)           Closing Net Working Capital.  Parent shall agree in writing to the calculation of the Closing Net Working Capital.

(f)           Corporate Documents.  Buyer shall have delivered to the Parent:

(i)           an Officer’s Certificate of the Secretary of Buyer certifying (a) the incumbency and genuineness of signatures of all officers of Buyer executing this Agreement, any document delivered by Buyer at the Closing and any other document, instrument or agreement executed in connection herewith, (b) the truth and correctness of resolutions of Buyer authorizing the entry by Buyer into this Agreement and the transaction contemplated hereby and (c) the truth, correctness and completeness of its by-laws;

(ii)           a certificate of corporate good standing and legal existence of Buyer as of a recent date from the state of its incorporation.

(g)           Orlando Acquisition Agreement.  Buyer or Buyer’s designee, Parent and PFO shall have entered into the Orlando Acquisition Agreement.

ARTICLE VIII

TERMINATION

8.1           Termination of Agreement.  This Agreement and the transactions contemplated hereby may (at the option of the party having the right to do so) be terminated at any time prior to the Closing:

(a)       Mutual Consent.  By mutual written consent of Buyer and Parent;

(b)       Court Order.  By the Buyer or Parent if any court of competent jurisdiction shall have issued an order pursuant to the request of a third party restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c)       Termination by Buyer.  By the Buyer by notice to Parent if (i) a condition to the obligations of Buyer set forth in Section 7.1 hereof has not been fulfilled within thirty (30) days of the date of this Agreement, (ii) a default under or a breach of this Agreement shall be made by Parent that is not cured to the satisfaction of the Buyer within ten (10) days of notification thereof, or (iii) any representation or warranty set forth in this Agreement or in any other Purchase Document delivered by Parent pursuant hereto shall be false or misleading; or

(d)       Termination by Parent.  By Parent by notice to the Buyer if (i) a condition (other than Section 7.2(c) if Buyer’s failure to satisfy such condition is as a result of a failure of Parent to satisfy the conditions of Section 7.1 herein) to the obligations of Parent set forth in Section 7.2 hereof has not been fulfilled within thirty (30) days of the date of this Agreement, (ii) a default under or a breach of this Agreement shall be made by the Buyer that is not cured to the satisfaction of Parent within ten (10) days of notification thereof, or (iii) any representation or warranty set forth in this Agreement or in any other Purchase Document delivered by the Buyer pursuant hereto shall be false or misleading.

8.2           Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that (a) the breaching party shall not be relieved of any obligation or liability arising from any inaccuracy in, or breach by such party of, any representation, warranty, covenant or other provision of this Agreement, and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 6.1(h), 6.3, 8.2, 11.1, 11.3, 11.4, 11.6, 11.8, 11.9 and 11.10.

ARTICLE IX

INDEMNIFICATION

9.1           Survival of Representations and Warranties.  Each and every representation and warranty set forth in this Agreement shall survive until the second anniversary of the Closing Date, except with respect to the representations and warranties set forth in Sections 4.1, 4.2, 4.4 and 4.8, 4.16, 4.17, 4.18, 4.19 and 4.23, which shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations.  Each and every covenant set forth herein shall survive the Closing until the earlier of (i) the date the applicable covenant has been fully performed or discharged or (ii) the expiration of the covenant pursuant to its terms.  From and after the applicable period of survival with respect to such respective representations and warranties and covenants of the Buyer and Parent, neither of Buyer nor Parent, or any Affiliate of the Buyer or Parent shall have any liability whatsoever with respect to any such representation or warranty, except for claims for fraud or intentional misrepresentation.  If, at any time prior to the expiration of the survival period set forth above with respect to any particular representation, warranty or covenant of a party, an Indemnitee delivers to an Indemnifying Party a written notice alleging the existence of an inaccuracy in or a breach of such representation or warranty (and setting forth in reasonable detail the basis for such Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for Losses based on such alleged inaccuracy or breach, then the representation,  warranty or covenant underlying the claim asserted in such notice and all related indemnity obligations under this Article IX related thereto shall survive until final resolution of such claim.  The representations, warranties, covenants and obligations of each party, and the rights and remedies that may be exercised by an Indemnitee shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of such party or any of its Affiliates, agents and/or representatives.  This Section 9.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing Date.

9.2           Indemnification by Parent.  Subject to the terms, conditions and limitations set forth in this Article IX, Parent shall indemnify, defend and hold the Buyer and its officers, directors, consultants, employees, owners, agents, subsidiaries, representatives and Affiliates (collectively the “Buyer Indemnitees”), harmless from and against any and all damages, actions, suits, investigations, proceedings, demands, assessments, audits, judgments, claims, losses, obligations, deficiencies, liabilities, encumbrances, penalties, costs, and expenses, including reasonable attorneys’ fees and costs (“Buyer Losses”), in connection with any Buyer Losses which any Buyer Indemnitee may suffer or incur, resulting from, related to or arising out of any of the following:  (i) any breach of a representation or warranty by Parent set forth in the Agreement or in any other Purchase Document, (ii) nonfulfillment of any of the covenants of Parent in this Agreement or in any Purchase Document to which it is a party, (iii) any matter disclosed on Schedule 4.21; (iv) fraud or intentional misrepresentation on the part of Parent in connection with the representations and warranties of Parent contained in this Agreement; (v) any Taxes required to be paid by the Company or Parent with respect to the Business for any period ending on or before the Closing Date; (vi) any federal or state fraudulent transfer statute; (vii) the failure to comply with the terms or conditions of any Environmental Permits and/or the failure to obtain any Environmental Permit as may be necessary or required by any Environmental Law; (viii) any Off-site Contamination; (ix) any and all of the repairs required to be made to any Repair Vehicle in accordance with Section 2.5 herein; or (x) any acts or actions occurring at or prior to the Closing under any Plan administered or contributed to by Parent or any ERISA Affiliate of Parent.

9.3           Indemnification by the Buyer.  Subject to the terms, conditions and limitations set forth in this Article IX, the Buyer shall indemnify, defend and hold Parent, and its officers, directors, consultants, employees, owners, agents and Affiliates (collectively, the “Parent Indemnitees,” and at times together with the Buyer Indemnitees, “Indemnitees”), harmless from and against any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments, damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable attorneys’ fees and costs (“Parent Losses,” and at times together with Buyer Losses, “Losses”), in connection with any Parent Losses which the Parent Indemnitee may suffer or incur, resulting from, related to or arising out of any of the following:  (i) any breach of a representation or warranty or nonfulfillment of any of the covenants of the Buyer in this Agreement or in any other Purchase Document; (ii) fraud or intentional misrepresentation on the part of the Buyer; or (iii) Buyer’s operation of the Business after the Closing Date.

9.4           Notice and Opportunity to Defend.

(a)           If an Indemnitee has incurred or suffered Losses for which it may be entitled to indemnification under this Article IX, such Indemnitee shall, prior to the expiration of the representation, warranty, covenant or agreement to which such claim relates, give written notice of such claim (a “Claim Notice”) to Parent or the Buyer (as the case may be) (the “Indemnifying Party”).  Each Claim Notice shall state the amount of claimed Losses (the “Claimed Amount”), if known, and the factual background and basis for such claim in reasonably sufficient detail so as to enable the Indemnifying Party to understand and respond to the Claim Notice as provided in Section 9.4(b) below.

(b)           Except as set forth in clause (iv) herein, within twenty (20) Business Days after delivery of a Claim Notice, the Indemnifying Party shall provide to the Indemnitee a written response (the “Response Notice”) in which the Indemnifying Party shall:  (i) agree that all of the Claimed Amount is owed to the Indemnitee, (ii) agree that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee, (iii) contest that any of the Claimed Amount is owed to the Indemnitee, or (iv) request additional information that the Indemnifying Party believes in good faith it needs to respond to the Claim Notice, which request must be made within ten (10) Business Days after the Indemnifying Party’s receipt of the Claim Notice.  In the event the Indemnifying Party requests further information pursuant to the foregoing clause (iv), the Indemnitee shall provide the additional information, if any, within ten (10) Business Days, and the Indemnifying Party shall then respond as provided in the foregoing clauses (i), (ii) or (iii) within ten (10) Business Days after receipt of such additional information or notice from the Indemnitee that no further information exists.  The Indemnifying Party may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Losses for which the Indemnitee is entitled to indemnification under this Article IX.  If no Response Notice is delivered by the Indemnifying Party within such twenty (20) Business Day period, the Indemnifying Party shall be deemed to have agreed that all of the Claimed Amount is owed to the Indemnitee; provided, however, that the failure to adhere strictly to the timing provided herein shall not be a waiver of any indemnification claim or defense, except to the extent such failure causes prejudice to the other party.

(c)           If the Indemnifying Party in the Response Notice agrees (or is deemed to have agreed) that all of the Claimed Amount is owed to the Indemnitee, the Indemnifying Party shall, subject to the terms and limitations contained in this Article IX, promptly (and in any event within five (5) Business Days) pay the Claimed Amount to the Indemnitee.  If the Indemnifying Party in the Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee, the Indemnifying Party shall, subject to the terms and limitations contained in this Article IX, promptly (and in any event within five (5) Business Days) pay to the Indemnitee, directly, an amount equal to the Agreed Amount set forth in such Response Notice.  Acceptance by the Indemnitee of part payment of any Claimed Amount shall be without waiver to that Indemnitee’s right to claim and the Indemnifying Party’s obligation to pay the balance of any such Claimed Amount that is due the Indemnitee.  If the Indemnifying Party in the Response Notice contests all or part of the Claimed Amount (the “Contested Amount”), the Indemnifying Party and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within twenty (20) days, either may commence a lawsuit or other appropriate proceeding in a court of competent jurisdiction.

(d)           The Indemnitee shall give prompt written notification to the Indemnifying Party of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article IX may be sought; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability for Losses hereunder except to the extent of any Loss or material prejudice caused by or arising out of such delay.  Within five (5) Business Days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnitee, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnitee.  If the Indemnifying Party does not so assume control of such defense, the Indemnitee shall control such defense.  If the Indemnifying Party assumes the defense notwithstanding the satisfaction of the foregoing conditions, the Indemnitee may object in writing within three (3) Business Days, and in the event of such objection the parties shall negotiate in good faith which party will control the defense.  In the absence of agreement as to which party controls the defense within three (3) Business Days from the Indemnifying Party’s receipt of an objection, the Indemnifying Party shall assume control of the defense.  The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and counsel selected by the Indemnifying Party to defend such action reasonably concludes that the Indemnifying Party and the Indemnitee have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of one counsel for all of the Indemnitees shall be considered “Losses” for purposes of this Agreement, whether or not the Indemnitee prevails in such action, suit or proceeding.  The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.  Except as provided in Section 9.4(e) below, the Indemnitee shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.  The Indemnifying Party shall not agree to any settlement of or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, conditioned or delayed (it being understood that it is reasonable to withhold, condition or delay such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the Indemnitee for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnitee).

9.5           Limitations on Certain Indemnification Obligations.

(a)           Basket.  The Buyer Indemnitees shall not assert any indemnification claim under Sections 9.2(i), 9.2(ii), 9.2(iv), 9.2(vi), 9.2(vii) and/or 9.2(x) and Parent shall have no obligation to indemnify therefor, until the aggregate amount of all claims for Buyer Losses by the Buyer Indemnitees exceeds $35,000 (the “Basket Amount”), in which event Parent will be responsible for all amounts and the liabilities, including, without limitation, the Basket Amount, subject to the Cap (as such term is defined herein).

(b)           Cap.  The liability for any Buyer Losses arising pursuant to Sections 9.2(i), 9.2(vii), 9.2(ix) or 9.2(x) above shall not exceed $2,000,000 in the aggregate except that if a court of competent jurisdiction determines in a non-appealable order that the Buyer Losses arose  pursuant to (i) Sections 9.2(iv) or 9.2(vi) above, then the Parent’s liability for such Buyer Losses shall not exceed $5,500,000 in the aggregate; or (ii) Section 9.2(ii) above, then the Parent’s liability for such Buyer Losses shall not exceed $3,000,000 in the aggregate (collectively, the “Cap Amounts”).

(c)           Other Remedies.  Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall preclude an Indemnitee from seeking injunctive relief or specific performance with respect to any covenant, agreement or obligation of an Indemnifying Party contained in this Agreement.

(d)           Determination of Losses.  If an Indemnitee proceeds with the defense of any claim all fees and expenses, including attorney’s fees, relating to the defense of such Claim and/or the enforcement of its rights hereunder shall be deemed to be Losses for which such Indemnitee is entitled to indemnification hereunder whether or not the Indemnitee prevails in any such action, suit or proceeding, subject to the limitations contained in this Article IX.  For purposes of this Article IX, “breach” shall be deemed to include any action, demand or claim by a third party against an Indemnitee which, if true, would constitute a breach of a covenant, agreement, representation or warranty by an Indemnifying Party.

(e)           Exceptions to Basket and Cap Amounts.  Notwithstanding the provision of Section 9.5(a) and (b), the Buyer Indemnitees will not be subject to, and the Buyer Losses will not be limited by, the Basket Amount or any of the Cap Amounts with respect to Buyer Losses, which are the direct result of Sections 9.2(iii), 9.2(v) and/or 9.2(viii).

ARTICLE X

TAX MATTERS

10.1         Tax Indemnity.

(a)           Subject to the limitations contained in Section 9.5, Parent shall pay and indemnify and hold harmless the Buyer, and each Affiliate of Buyer, from and against: (i) all income Taxes (or the nonpayment thereof) of the Company for any period ending on or before the Closing Date (a “Pre-Closing Tax Period”) and any pre-Closing Straddle Period; (ii) any and all Taxes of Parent or any Affiliate of Parent or any other Business Entity or other Person imposed on the Company or on Buyer, as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to their conduct of business or any other event or transaction occurring on or before the Closing Date or as a result of the closing of the transactions contemplated by this Agreement; and (iii) all Claims arising out of or incident to the imposition, assessment or assertion of any Tax described in clauses (i) and (ii) above.  Notwithstanding anything in this Agreement to the contrary, all matters relating to Taxes will be governed by this Article X and no provision of Article X will limit, modify or offset the rights or obligations of the parties hereunder.

(b)           For purposes of this Agreement, the portion of any income Tax, with respect to the income, property or operations of the Company that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that extends before the Closing Date through the Closing Date and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period  in accordance with this Section 10.1(b).  The portion of such Tax attributable to the pre-Closing Straddle Period will be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date.  The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.

(c)           Any amount paid pursuant to this Section 10.1 will be treated as an adjustment to the Purchase Price, unless otherwise required by law.

(d)           Any indemnity payment to be made pursuant to this Section 10.1 must be paid by wire transfer of immediately available funds no later than ten (10) days after the Buyer makes written demand upon Parent therefore, except as otherwise provided in Article IX.

(e)           The indemnification provisions in this Section 10.1 will survive the Closing until the expiration of the applicable statute of limitations.

10.2         Tax Returns.

(a)           Parent shall prepare, or caused to be prepared, and timely file, all original Tax Returns of the Company and Parent that are due with respect to any Pre-Closing Tax Period that have not yet been filed, on a basis consistent with past practice, except to the extent required by applicable law, and shall timely pay, or cause to be timely paid, all Taxes shown as due and owing on such Tax Returns.  Parent shall make available to Buyer any Tax Return that could reasonably be likely to affect the Company’s Pre-Closing Tax liability with respect to any Pre-Closing Tax Period.  Such Tax Return will be made available to Buyer no less than thirty (30) days prior to the extended due date for filing of such tax Return.  Parent shall allow the Buyer at least twenty (20) days in which to review any portion relating to the Company in such Pre-Closing Tax Period Tax Returns, prior to their filing and shall provide to the Buyer such information that is reasonably requested by the Buyer to confirm Parent’s adherence to past practice.  If the Buyer, within twenty (20) days after delivery of such Tax Return, notifies Parent in writing that it objects to any items relating to the Company in such Tax Return, the disputed items shall be resolved pursuant to Section 10.2(c).  If the Buyer does not respond within twenty (20) days, the Buyer shall not be entitled to object to any item in such Tax Return, and Parent shall file such Tax Return.  The cost of preparing such Tax Returns shall be borne by Parent.

(b)           If Parent on the one hand, and the Buyer, on the other, disagree as to the treatment of any item on any Tax Return described in Section 10.2(a) hereof, Parent and the Buyer shall promptly consult each other in an effort to resolve such dispute in good faith.  If any such point of disagreement cannot be resolved in ten (10) days of the date of consultation, the Arbitrator shall resolve any remaining disagreements.  The determination of the Arbitrator shall be final, conclusive and binding on the parties.  The costs, fees and expenses of the Arbitrator shall be borne equally by the Buyer, on the one hand, and Parent, on the other.  Nothing in this Agreement shall prevent the timely filing of a Tax Return by the preparing party.  However, the preparing party shall file an amended Tax Return to reflect resolution of the items in dispute by the parties or the Independent Accountant, as the case may be.

(c)           All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed  in connection with this Agreement will be borne equally by Parent and Buyer.

10.3           Cooperation; Audits; Tax Claims.

(a)           In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company, the Buyer, on the one hand, and Parent, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by any Governmental Authority as to the imposition of Taxes.

(b)           Notification.  If a claim shall be made by any Taxing authority, which, if successful, might result in an indemnity payment to the indemnified parties pursuant to this Article X, subject to the limitations contained in Article IX,  the indemnified parties shall notify any Indemnifying Parties reasonably promptly of such claim (a “Tax Claim”); provided, however, that the failure to give such notice shall not affect the Indemnifying Parties’ obligations hereunder, except to the extent the Indemnifying Parties have actually been prejudiced as a result of such failure.

(c)           Control of Proceedings.  The Indemnifying Party shall control all proceedings taken in connection with any Tax Claim for which such Indemnifying Party is liable under this Article X and may make all decisions in connection with such Tax Claim; provided, however, that the Indemnified Parties and their counsel or tax accountant shall have the right, solely at the Indemnified Parties’ own expense, to participate in the prosecution or defense of such Tax Claim.

10.4           Tax Sharing Agreements.  All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby nor have any liability thereunder.

ARTICLE XI

MISCELLANEOUS

11.1         Fees and Expenses.  Each of the parties hereto will pay and discharge its own expenses and fees in connection with the negotiation of and entry into this Agreement and the consummation of the transactions contemplated hereby.

11.2         Publicity and Disclosures.  Prior to the Closing, no press release or any public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made by any party without the prior knowledge and written consent of Parent and the Buyer, except as otherwise required by law.

11.3         Notices.  All notices, requests, demands, consents and communications necessary or required under this Agreement or any other Purchase Document shall be made in the manner specified, or, if not specified, shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by telecopy (receipt confirmed) to:

if to the Buyer:

Triumvirate Environmental, Inc.
61 Inner Belt Road
Somerville, MA 02143
Attention:  John F. McQuillan, President
Facsimile Transmission Number: (617) 628-8099

with a copy to:

Posternak Blankstein & Lund LLP
The Prudential Tower
800 Boylston Street, 33rd Floor
Boston, MA 02199
Attention:  Donald H. Siegel, P.C./David M. Barbash, Esq.
Facsimile Transmission Number:  (617) 367-2315

if to Parent and the Company:

Perma-Fix Environmental Services, Inc.
8302 Dunwoody Place, Suite 250
Atlanta, Georgia  30350
Attention:  Dr. Louis F. Centofanti, Chairman,
      President, and Chief Executive Officer
Facsimile Transmission Number:  (770) 587-9937

with a copy to:

Conner & Winters, LLP
1700 One Leadership Square
211 North Robinson Avenue
Oklahoma City, Oklahoma 73102
Attention: Irwin H. Steinhorn, Esq.
Facsimile Transmission Number:  405-232-2695

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent two (2) days following the date on which mailed, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid.

11.4         Successors and Assigns.  All covenants and agreements set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors and assigns of such party, whether or not so expressed, except that the Company and Parent may not assign or transfer any of their respective rights or obligations under this Agreement without the consent in writing of the Buyer.  The Buyer may assign its rights and obligations hereunder to one or more Affiliates of the Buyer.

11.5         Counterparts; Descriptive Headings; Variations in Pronouns.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

11.6         Severability; Entire Agreement.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that each of the parties’ rights and privileges shall be enforceable to the fullest extent permitted by law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the fullest extent permitted by law, the parties hereby waive any provision of any law, statute, ordinance, rule or regulation which might render any provision hereof invalid, illegal or unenforceable.  This Agreement, including the Schedules and Exhibits referred to herein, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by any of the parties hereto, have been expressed herein or in said Schedules or Exhibits.  This Agreement may not be amended except by an instrument in writing signed on behalf of the Company, the Buyer and Parent.

11.7         Intentionally Omitted.

11.8         Course of Dealing.  No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies.  The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder.  No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.9         GOVERNING LAW.  THIS AGREEMENT, INCLUDING THE VALIDITY HEREOF AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE CHOICE OF LAW RULES THEREOF).

11.10       WAIVER OF JURY TRIAL.  EACH OF THE BUYER, THE COMPANY AND PARENT HEREBY EXPRESSLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT, THE COMPANY STOCK, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.  EACH OF THE COMPANY, PARENT AND BUYER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY PARTY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH OF THE COMPANY, PARENT AND BUYER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS LEGAL COUNSEL; AND THAT EACH VOLUNTARILY WAIVES ITS OR HIS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE AND MAY ONLY BE MODIFIED IN AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT OR THE SHARES.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

IN WITNESS WHEREOF the parties hereto have executed this Agreement under seal as of the date first set forth above.

ATTEST:	BUYER:

TRIUMVIRATE ENVIRONMENTAL, INC.

/s/David Barbash	By:	/s/ Douglas Youngen
Chief Operating Officer

ATTEST:	PARENT:

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

/s/ Helen Binosa	By:	/s/ Ben Naccarato
Helen C. Binosa		Name: Chief Operating Officer
Corporate Controller		Title: Chief Financial Officer